Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and between

ROYALTY ASSET HOLDINGS, LP
and
ROYALTY ASSET HOLDINGS II, LP
and
SAXUM ASSET HOLDINGS, LP
collectively, as Sellers
and
VIPER ENERGY PARTNERS LLC
as Buyer
and
VIPER ENERGY PARTNERS LP
as Parent
Dated as of September 4, 2023

4868-4023-3086 v1

TABLE OF CONTENTS

9.1 Termination	49
9.2 Effect of Termination	50
9.3 Remedies for Termination	50
ARTICLE 10 Assumed Obligations; Indemnification	51
10.1 Assumed Obligations	51
10.2 Sellers’ Indemnification	52
10.3 Buyer’s Indemnification	52
10.4 Indemnification Procedures	52
10.5 Certain Limitations on Indemnity Obligations	54
10.6 Extent of Indemnification	55
10.7 Survival	55
10.8 Waiver of Right to Rescission	56
10.9 Disclaimer of Reliance on Sellers’ Methodologies	56
10.10 Indemnity Escrow	56
ARTICLE 11 Other Provisions	57
11.1 Sellers’ Representative	57
11.2 Notices	58
11.3 Assignment	59
11.4 Rights of Third Parties	59
11.5 Counterparts	59
11.6 Entire Agreement	59
11.7 Disclosure Schedules	59
11.8 Several Liability	60
11.9 Amendments; Waiver	60
11.10 Publicity	60
11.11 Severability	61
11.12 Governing Law; Jurisdiction; Jury Waiver	61
11.13 Waiver of Special Damages	62
11.14 Time	62
11.15 No Recourse	62
11.16 NORM, Wastes and Other Substances	63

Exhibits and Disclosure Schedules

Exhibits:

Exhibit A-1    Tracts
Exhibit A-2    Wells
Exhibit B    Form of Conveyance Instrument
Exhibit C    Certain Applicable Contracts
Exhibit D    Form of Escrow Agreement
Exhibit E    Form of Registration Rights Agreement

Disclosure Schedules:

Schedule EA         Excluded Assets
Schedule PS        Proportionate Share
Schedule 1.1(a)    Sellers’ Knowledge Persons
Schedule 1.1(b)    Buyer’s Knowledge Persons
Schedule 3.3        Conflicts
Schedule 3.4        Litigation
Schedule 3.5        Taxes
Schedule 3.7        Material Contracts
Schedule 3.8        Payments for Production
Schedule 3.9        Imbalances
Schedule 3.10        Consents
Schedule 3.13        Environmental Matters
Schedule 3.14        Suspense Funds
Schedule 3.17        Operations
Schedule 3.18        Overpayments
Schedule 3.19        Lease Matters
Schedule 5.1(b)    Permitted Activities

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 4, 2023 (the “Execution Date”), is by and among Royalty Asset Holdings, LP, a Texas limited partnership (“Royalty HoldCo”), Royalty Asset Holdings II, LP, a Delaware limited partnership (“Royalty HoldCo II”) and Saxum Asset Holdings, LP, a Delaware limited partnership (“Saxum” and together with Royalty HoldCo and Royalty HoldCo II, each individually a “Seller” and, collectively, the “Sellers”), Viper Energy Partners LLC, a Delaware limited liability company (“Buyer”) and Viper Energy Partners LP, a Delaware limited partnership (“Parent,” and together with Buyer, “Buyer Parties” and each a “Buyer Party”). This Agreement sometimes refers to the Sellers, Buyer and Parent individually as a “Party” and collectively as the “Parties.”
Recitals
WHEREAS, the Sellers own certain rights, title and interests in and to certain mineral interests, overriding royalty interests, royalty interests and non-participating royalty interests in oil, gas, and other hydrocarbons underlying certain lands located in the Target Area.
WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase, the Conveyed Assets (as defined below), on and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions and Rules of Construction
1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Adjusted Common Unit Consideration” has the meaning set forth in Section 2.3.
“Adjustment Amount” has the meaning set forth in Section 2.3.
“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Notwithstanding the foregoing, the term “Affiliate” expressly excludes each of (a) Warwick Capital Partners LLP (acting solely in its capacity as agent for and on behalf of one or more of the funds to which it provides investment management services), (b) each of the investment funds sponsored by such entity, and the various portfolio companies of each of such investment funds, (c) each of their respective Affiliates (including, without limitation, their various portfolio companies), other than the Sellers and each of such Sellers’ direct subsidiaries, and (d) each of the officers, directors, managers and direct and indirect equity holders in each of the entities identified in the immediately preceding clauses (a) through (c). As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 8.1(b).
“Allocation Dispute Resolution Period” has the meaning set forth in Section 2.8.
“Allocation Statement” has the meaning set forth in Section 2.8.
“Applicable Contracts” has the meaning set forth in the definition of “Conveyed Assets.”
“Asset Taxes” means any ad valorem, property, excise, severance, production, sales, real estate, use, and similar Taxes based upon the acquisition, operation, or ownership of the Conveyed Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.
“Assumed Obligations” has the meaning set forth in Section 10.1.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.
“Buyer” has the meaning set forth in the preamble of this Agreement.
“Buyer Entitlements” has the meaning set forth in Section 2.9(a).
“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.
“Buyer Party” and “Buyer Parties” have the meaning set forth in the preamble of this Agreement.
“Claim Notice” has the meaning set forth in Section 10.4(b).
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.5.
“Closing Payment” has the meaning set forth in Section 2.6(c)(i).
“Closing Statement” has the meaning set forth in Section 2.4.
“Closing Statement Accountant” has the meaning set forth in Section 2.7(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Unit” means a common unit representing limited partnership interests in Parent.
“Common Unit Consideration” has the meaning set forth in Section 2.2.
“Confidentiality Agreement” means that certain confidentiality agreement dated as of May 15, 2023 by and between Buyer, GRP Energy Capital, LLC and Warwick Capital Partners LLP.

“Contract” means any written or oral legally binding written agreement, commitment, lease, license or contract, but excluding any instrument creating or pursuant to which any Seller derives its ownership in and to any of the Oil and Gas Assets.
“Contracting Parties” has the meaning set forth in Section 11.15.
“Conveyance Instrument” means the deed and assignment from each Seller to Buyer, substantially in the form attached to this Agreement as Exhibit B, with respect to the Oil and Gas Assets and other Conveyed Assets relating exclusively to the Oil and Gas Assets.
“Conveyed Assets” means all of each Seller’s right, title and interest in, to, and under the following, without duplication, except, in each case, to the extent constituting Excluded Assets:
(a)    the oil, gas and other fee mineral interest in and to the lands, Tracts and properties to the extent lying within the Target Area, including those described in Exhibit A-1 attached to this Agreement (such lands, Tracts and properties described in Exhibit A-1, only to the extent lying within the Target Area, the “Lands”), together with any royalty interests attributable to the Lands and any units, lands, tracts or other properties pooled with any of the Lands (collectively, the “Fee Mineral Interests”);
(b)    any oil, gas, or other well on the Lands, including the wells listed on Exhibit A-2 (each a “Well”).
(c)    the overriding royalty interests burdening Hydrocarbons produced, saved or sold from the Lands (subject to the Oil and Gas Leases and other burdens) including those described in Exhibit A-1 attached to this Agreement (collectively, the “ORRI”);
(d)    the non-participating royalty interests burdening Hydrocarbons produced, saved or sold from the Lands including those described in Exhibit A-1 attached to this Agreement (collectively, the “NPRI”);
(e)    all fee surface interests in mineral classified lands subject to Section 52.171-52.190 of the Texas Natural Resources Code located on the Lands, including those described in Exhibit A-1, and all rights to payments due under any existing lease of mineral classified lands attributable to such lands (collectively, the “RAL Interests” and together with the Fee Mineral Interests, Wells, ORRI and NPRI, the “Oil and Gas Assets”);
(f)    the proceeds, revenues or other benefits attributable to production of Hydrocarbons from or the ownership of the Oil and Gas Assets attributable to periods from and after the Effective Time;
(g)    the executive rights, including the right to execute leases, to the extent such executive rights are applicable to the Fee Mineral Interests;
(h)    to the extent transferable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), the Contracts by which any of the Oil and Gas Assets are bound or to which they are subject, or that relate to or are otherwise applicable to the Oil and Gas Assets (the “Applicable Contracts”);
(i)    to the extent that they may be assigned, transferred or re-issued by the applicable Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Permits to the extent relating to or applicable to any of the Conveyed Assets and required for ownership or use of the Conveyed Assets;

(j)    to the extent relating to the other Conveyed Assets and to the extent transferable, the rights and interests of each Seller relating to existing claims and causes of action that may be asserted against a Third Party to the extent such rights and claims arise from any of the Assumed Obligations; and
(k)    the Records.
“Cooperation Period” has the meaning set forth in Section 5.5.
“Defensible Title” means such title of a Seller to the Oil and Gas Assets that is deducible of record and/or provable title evidenced by documentation, which, although not constituting perfect merchantable or marketable title, would be successfully defended if challenged, and which, as of the Effective Time and as of the Closing Date, subject to the Permitted Encumbrances:
(a)    with respect to the Fee Mineral Interests, NPRIs, and RAL Interests located within a Tract set forth on Exhibit A-1, entitles such Seller to a number of NRAs in the Target Formation(s) of the Fee Mineral Interest, NPRI, or RAL Interests, as applicable, located within such Tract that is not less than the number of NRAs set forth in the applicable column and row for such Tract on Exhibit A-1 as to the applicable Target Formation(s) for such Fee Mineral Interest, NPRI, or RAL Interests, except for any such decreases that may result from the establishment or amendment of pools or units after the Execution Date;
(b)    with respect to the ORRIs located within a Tract set forth on Exhibit A-1, entitles such Seller to a number of NRAs in the Target Formation(s) for each ORRI located within such Tract that is not less than the number of NRAs set forth in the applicable column and row for each ORRI on Exhibit A-1 as to the applicable Target Formation(s) for such ORRI, except for any such decreases that may result from (i) the establishment or amendment of pools or units after the Effective Time or (ii) reversion of interests with respect to operations in which other owners elect or have elected to non-consent or otherwise not participate;
(c)    with respect to each currently producing formation for each Well set forth on Exhibit A-2 entitles such Seller to receive not less than the Net Revenue Interest set forth on Exhibit A-2 for such Well of all Hydrocarbons produced, saved and marketed from such Well, throughout the productive life of such Well for such producing formation, except for any decreases that may result from (i) the election to ratify or the establishment or amendment of pools or units on or after the Execution Date, (ii) operations in which a Seller may elect to be a non-consenting co-owner, or (iii) reversion of interests to co-owners with respect to operations in which such co-owner elected not to consent; and
(d)    is free and clear of all Liens.
“Disclosure Schedules” means the disclosure schedules attached to this Agreement.
“DOJ” means the Antitrust Division of the U.S. Department of Justice.
“Dollars” and “$” mean the lawful currency of the United States.
“Due Diligence Information” has the meaning set forth in Section 4.13(b).
“Effective Time” means 12:00 a.m. local time at the location of the Oil and Gas Assets on October 1, 2023.

“Environmental Laws” means Laws of any Governmental Authority relating to public or worker health or safety (regarding Hazardous Materials), pollution or the protection of the environment or natural resources, including, without limitation, those Laws relating to the presence, storage, handling or use of Hazardous Materials and those Laws relating to the generation, processing, treatment, storage, transportation, disposal, discharge, release, remediation, control or other management thereof, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means an Escrow Agreement dated as of the Execution Date by and among Sellers’ Representative, Buyer and Escrow Agent, in the form attached to this Agreement as Exhibit D.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.4.
“Excluded Assets” means: (a) except to the extent relating to an Assumed Obligation for which Buyer is indemnifying the Sellers under this Agreement, all credits and refunds and all accounts, instruments and general intangibles attributable to the Conveyed Assets with respect to any period of time prior to the Effective Time; (b) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time, (ii) Income Taxes of Sellers, and (iii) Taxes attributable to the Excluded Assets; (c) except to the extent of any Assumed Obligation for which Buyer is indemnifying the Sellers pursuant to this Agreement, all proceeds, income or revenues attributable to (i) the Conveyed Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (d) all Hydrocarbons (and the proceeds associated therewith) produced from the Conveyed Assets prior to the Effective Time; (e) all Records of the Sellers that are subject to the attorney/client or attorney work product privilege in favor of the Sellers or any of Sellers’ Affiliates or to confidentiality agreements (other than title opinions relating to the Oil and Gas Assets); provided that the Sellers have used commercially reasonable efforts, but without the expenditure of funds or incurrence of liabilities or Losses, to obtain waivers of such confidentiality agreements; (f) all rights and interests of the Sellers (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of Sellers against Third Parties under any indemnity or hold harmless agreements) and any indemnities received in connection with any Seller’s prior acquisition of any of the Conveyed Assets, but in each case, only to the extent that such rights or interests arose from any liability for which any such Seller is responsible under this Agreement, (ii) under any bond, letter of credit or guarantee, or (iii) relating to existing claims and causes of action that are attributable to periods of time prior to the Effective Time and that may be asserted against a Third Party, except to the extent such rights and claims arise from an Assumed Obligation for which Buyer is indemnifying the Sellers under this Agreement; (g) except as otherwise provided in this Agreement, all fees, rentals, proceeds, payments, revenues, rights, and economic benefits of every kind and character (and all security or other deposits made) payable to the Sellers as the owner of the Conveyed Assets and that are attributable to the period prior to the Effective Time; (h) all audit rights (including rights to receive costs and revenues in connection therewith, in each case to the extent any of the Sellers are responsible for such costs under this Agreement) with respect to the Conveyed Assets for any period prior to the Effective Time or to any of the Excluded Assets; (i) records arising exclusively out of and in connection with the offer, negotiation or consummation of the sale of the Conveyed Assets; (j) except to the extent of any Assumed Obligation for which Buyer is obligated to indemnify any of the Sellers pursuant to this Agreement, any other right or interest of the Sellers, including claims against Third Parties, to the extent related to the ownership of the Conveyed Assets prior to the Effective Time; (k) all corporate, partnership, financial, and tax records that relate to any of the Sellers or the Sellers’ Affiliates’ businesses (whether or not related to the Conveyed Assets); (l) the Sellers’

reserve studies, estimates and evaluations, and engineering studies and economic studies, if any; (m) an undivided interest in and to any Applicable Contracts, in each case, insofar as and only to the extent such Applicable Contracts relate to, or are or will be binding upon, any of the Excluded Assets after Closing, including the Applicable Contracts described on Exhibit C; (n) all books, records and files that relate solely to the other Excluded Assets; and (o) those assets set forth on Schedule EA.
“Execution Date” has the meaning set forth in the preamble of this Agreement.
“Fee Mineral Interest” has the meaning set forth in the definition of “Conveyed Assets.”
“Final Closing Statement” has the meaning set forth in Section 2.7(b).
“Final Settlement Date” has the meaning set forth in Section 2.7(a).
“FTC” means the Federal Trade Commission.
“Fundamental Representations” means the representations and warranties of each Seller set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.16 and Section 3.21.
“GAAP” means generally accepted accounting principles of the United States, as consistently applied.
“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
“Hazardous Material” means (a) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority or may form the basis of liability under any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics, including those that are defined or classified as “hazardous” or “toxic”, and (b) petroleum or any fraction thereof, Hydrocarbons, petroleum products, radioactive material, urea formaldehyde, asbestos and asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, or polychlorinated biphenyls.
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination of the foregoing, and any minerals produced in association therewith.
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.
“Indemnification Notice” has the meaning set forth in Section 10.4(a).
“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).
“Indemnity Claim” has the meaning set forth in Section 10.10.
“Indemnity Deductible” has the meaning set forth in Section 10.5(a).
“Indemnity Escrow” has the meaning set forth in Section 10.10.
“Indemnity Escrow Termination Date” has the meaning set forth in Section 10.10.
“Individual Claim Threshold” has the meaning set forth in Section 10.5(a).
“Knowledge” means (a) as to each Seller, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(a) and (b) as to Buyer, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(b).
“Lands” has the meaning set forth in the definition of “Conveyed Assets”.
“Law” means any applicable statute, writ, law, constitution, treaty, principle of common law, rule, regulation, ordinance, code, Order, judgment, injunction, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted as of the Execution Date.
“Liens” means liens, pledges, options, mortgages, deeds of trust, security interests or other arrangement substantially equivalent thereto.
“Loss” or “Losses” means any loss, damage, notice of violation, investigation by any Governmental Authority, payment, Taxes, deficiency, injury, harm, detriment, decline or diminution in value, liability, exposure, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition of the foregoing, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).
“Material Adverse Effect” means any circumstance, change or effect that has resulted or would be reasonably expected to result in Losses, liabilities, obligations or costs, or have the effect of reducing the value of the Conveyed Assets, by an amount exceeding One Hundred Fifty Million Dollars ($150,000,000), but shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Parties operate; (b) seasonal reductions in revenues or earnings of a Party in the ordinary course of their business; (c) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (d) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in GAAP or the interpretation thereof; (f) the entry into or announcement of this Agreement, any action by a Party that is expressly permitted by this Agreement, or the consummation of the transactions contemplated by this Agreement; (g) matters that will be reflected in the determination of the Adjustment Amount; (h) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or working interest owner to develop all or a portion of any Oil and Gas Asset or any other action taken or failed to be taken by a Third Party operator or owner or working interests with respect to any Oil and Gas Asset; (i) changes or developments in financial or securities markets or the economy in general; (j) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; (k) acts or failures to act of any Governmental Authorities and changes in Law or the interpretation thereof; or (l) effects of weather, meteorological events, natural disasters or other acts of God.
“Material Contracts” has the meaning set forth in Section 3.7.
“Nasdaq” means the Nasdaq Global Select Market.
“Net Mineral Acre” means, (a) with respect to a Fee Mineral Interest or NPRI, (i) the number of gross acres of land included in such Fee Mineral Interest or NPRI, as applicable, multiplied by (ii) such Seller’s undivided percentage interest in and to the mineral estate (or, with respect to an NPRI, the royalty grantor’s undivided ownership in the mineral estate) of the applicable Target Formation(s) for such Fee Mineral Interest or NPRI, as applicable; and (b) with respect to an ORRI, (i) the number of gross acres of land covered by such ORRI, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such ORRI, multiplied by (iii) the aggregate undivided interest in such Oil and Gas Lease owned by the lessee of the leasehold estate as to the applicable Target Formation(s) burdened by the applicable ORRI at the time such ORRI was executed, granted, or reserved; provided, however, if subparts (a)(i) or (ii) or subparts (b)(i), (ii), or (iii) of this definition vary as to different Target Formation(s) or geographic areas within any Tract associated with a particular Conveyed Asset, then a separate calculation shall be performed for each such variance.
“Net Revenue Interest” means as to each Well, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced, saved and sold from or allocated to such Well (limited to the applicable currently producing formation or, if not producing, limited to the permitted depths, and, subject to any reservations, limitations or depth restrictions described on Exhibit A-2, as applicable).
“Nonparty Affiliates” has the meaning set forth in Section 11.15.
“NORM” has the meaning set forth in Section 11.16.
“Notice of Disagreement” has the meaning set forth in Section 2.7(a).
“Notice Period” has the meaning set forth in Section 10.4(b).
“Notices” has the meaning set forth in Section 11.2.
“NPRI” has the meaning set forth in the definition of “Conveyed Assets.”
“NRA” means, as computed as to the aggregate Oil and Gas Assets in a Tract as to each applicable Target Formation set forth on Exhibit A-1, (a) with respect to each Fee Mineral Interest or an NPRI located within a Tract, (i) the number of Net Mineral Acres for such Fee Mineral Interest or NPRI, multiplied by (ii) lessor’s royalty percentage under the applicable Oil and Gas Lease, if any, expressed on an 8/8ths basis to the Oil and Gas Lease, divided by (iii) 1/8th; (b) with respect to each ORRI, (i) the number of Net Mineral Acres covered by such ORRI, multiplied by (ii) the applicable overriding royalty decimal for the applicable ORRI at the time such ORRI was executed, reserved, or granted, expressed on an 8/8ths basis, divided by (iii) 1/8th; and (c) with respect to each RAL Interest located with a Tract, (i) the number of gross acres in the Tract, multiplied by (ii) lessor’s royalty percentage under the applicable Oil and Gas Lease, if any, expressed on an 8/8ths basis to the Oil and Gas Lease (less any burden reducing the owner of the soil’s right to receive royalty therein), divided by (iii) 1/8th. For the purposes of calculating NRA, any Oil and Gas Asset that is not subject to or burdened by an Oil and Gas Lease located within a Tract will be deemed to be and treated as though it is subject to an oil and gas lease that provides the lessor thereunder a royalty rate of 12.5%. If the number of NRAs for any Tract varies as to different Target Formations, a separate calculation shall be performed with respect to each such Target Formation for the purposes of calculating NRAs.
“Oil and Gas Assets” has the meaning set forth in the definition of “Conveyed Assets.”
“Oil and Gas Lease” means any oil, gas and mineral leases that relate to the Conveyed Assets, including all reversionary rights applicable to such Conveyed Assets, including those described in Exhibit A-1 attached to this Agreement.
“Oil and Gas Property Tax” has the meaning set forth in Section 6.2(b).
“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
“ORRI” has the meaning set forth in the definition of “Conveyed Assets.”
“Outside Date” has the meaning set forth in Section 9.1(e).
“Parent” has the meaning set forth in the preamble of this Agreement.
“Parent Financial Statements” has the meaning set forth in Section 4.10.
“Parent SEC Documents” has the meaning set forth in Section 4.10.
“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.
“Performance Deposit” has the meaning set forth in Section 2.2.
“Permits” means all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Conveyed Assets.
“Permitted Encumbrances” means:
(a)    preferential rights to purchase and required Third Party consents to assignment and similar agreements;
(b)    all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas interests or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;
(c)    Liens for Taxes or assessments not yet delinquent or which are being contested in good faith;

(d)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, in each case, in respect of obligations not due or not delinquent or which are being contested in good faith by appropriate Proceedings;
(e)    easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations on or over any of the Oil and Gas Assets which, in each case, do not materially impair the ownership of the Oil and Gas Assets as currently owned;
(f)    the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Applicable Contracts, the oil and gas leases affecting the Oil and Gas Assets or in the instruments and documents that create or reserve to the Sellers their interest in the Oil and Gas Assets, including specifically the instruments reserving or creating the Oil and Gas Assets and any conveyances of the Oil and Gas Assets, in each case, that (i) do not reduce a Seller’s NRAs below the amount shown in Exhibit A-1 for any Tract or a Seller’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable, or (ii) that do not materially interfere with the ownership of the Conveyed Asset (as currently owned);
(g)    any matter waived in writing by Buyer;
(h)    all Liens and encumbrances that are released or discharged prior to Closing;
(i)    defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship or the lack of probate Proceedings;
(j)    any defects or irregularities (i) based solely on lack of information in the Sellers’ files; (ii) arising out of lack of corporate or other entity authorization, a scrivener’s error, or a variation in corporate name unless Buyer provides affirmative evidence that such lack of authority or error results in a Third Party’s superior claim of title; (iii) arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf; (iv) based on a gap in the chain of title of the Oil and Gas Asset, unless such gap is affirmatively shown to exist in the county records by an abstract of title or title opinion, which documents shall be included in the applicable Title Defect Notice; (v) reasonably likely to have been cured by possession under applicable statute of limitation or statutes relating to prescription; (vi) based on omissions of successors or heirship, or lack of probate proceedings that have been outstanding for five years or more; or (vii) resulting from lack of survey or failure to record releases of Liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;
(k)    the failure of any Third Party operator to develop all or a portion of any Oil and Gas Asset that does not, individually or in the aggregate, reduce a Seller’s NRAs below the amount shown in Exhibit A-1 for any Tract or a Seller’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable;
(l)    defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on behalf of such Person;
(m)    all rights reserved to or vested in any Governmental Authority to control or regulate the Conveyed Assets in any manner;

(n)    any limitations (including drilling and operating limitations) imposed on the Oil and Gas Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners);
(o)    Liens, irregularities, defects, or loss of title affecting ownership interests in formations other than the applicable Target Formation;
(p)    any matters specifically described on Exhibit A-1 or Exhibit A-2;
(q)    all Liens, defects or irregularities of title, if any, affecting the Oil and Gas Assets which (i) would be accepted by a reasonably prudent person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests, (ii) do not, individually or in the aggregate, reduce a Seller’s NRAs below the amount shown in Exhibit A-1 for any Tract or a Seller’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable, or (iii) materially interfere with the ownership of any of the Conveyed Assets (as currently owned);
(r)    the effect of any pooling agreements, production sharing agreement, production allocation agreement, unit agreement, operating agreement or Contracts affecting the Oil and Gas Assets;
(s)    conventional rights of reassignment obligating a Person to reassign its interest in any portion of the Conveyed Assets;
(t)    rights of a common owner of any interest currently held by the Sellers and such common owner as tenants in common or through common ownership to the extent that the same does not, individually or in the aggregate, reduce a Seller’s NRAs below the amount shown in Exhibit A-1 for any Tract or a Seller’s Net Revenue Interest below the amount shown in Exhibit A-2 for any Well, as applicable;
(u)    failure of the records of any Governmental Authority to reflect the Sellers as the owner(s) of any Conveyed Asset, provided that the instruments evidencing the conveyance of such title to the Sellers from their immediate predecessor in title are recorded in the real property, conveyance, or other Records of the applicable county;
(v)    delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Assets to the Sellers or any predecessor in title to the Sellers unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(w)    the terms and conditions of this Agreement, any other Transaction Document, any Applicable Contract and any agreement or instrument that is executed or delivered and that is expressly required or contemplated by this Agreement;
(x)    any defects based on a gap in a Seller’s chain of title in any federal, state or Native American files as long as the gap is not reflected in the real property records of the county in which the affected Conveyed Asset(s) are located;
(y)    other than with respect to any RAL Interest, the lack of executive rights in any of the Lands;
(z)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Oil and Gas Assets held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production, or failure to conduct operations is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying lease;
(aa)    defects based on the inability of Seller to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument, if no claim has been made under such unrecorded instruments within the last ten (10) years;
(bb)    any Liens, defects, burdens or irregularities arising out of, or related to, the existence (at any time prior to, on or after the Effective Time) of any waterway (whether navigable or otherwise) located on, under, abutting, touching, crossing or otherwise affecting any Conveyed Asset;
(cc)    any Liens, defects, burdens or irregularities applicable to, arising with respect to or otherwise solely affecting any depth or formation other than the applicable Target Formation;
(dd)    lessor’s royalties and any overriding royalties, reversionary interests, payments out of production, net profits interests and other burdens to the extent they do not, individually or in the aggregate, reduce a Seller’s NRA in a Tract below that identified on Exhibit A-1;
(ee)    defects due to the establishment or amendment of pools or units;
(ff)    all Liens created under deeds of trust, mortgages or similar instruments to the extent no mortgagee or lienholder of any such deed of trust, mortgage or similar instruments has initiated foreclosure or similar proceedings;
(gg)    any encumbrance, defect, charge or other burden arising by the election, or deemed election, of the applicable lessee or respondent of any Oil and Gas Lease or Order burdening the applicable Conveyed Asset or from which the applicable Conveyed Asset is derived, as applicable, not to participate in the drilling or development of any oil or gas well located on (or attributable to) the lands covered by such Oil and Gas Lease or Order;
(hh)    any encumbrance, defect, charge or other burden arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession;
(ii)    all applicable Laws (including zoning and planning ordinances and municipal regulations) and rights reserved to or vested in any Governmental Authority to control or regulate, in whole or in part, any of the Oil and Gas Assets in any manner, and all obligations and duties under all applicable laws, rules, and Orders of any such Governmental Authority or under any grant or Permit issued by any such Governmental Authority;
(jj)    Third Party recorded documents that would be deemed fraudulent by a reasonably prudent person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests;
(kk)    the treatment or classification of mineral interests as working interest due to forced pooling by a Governmental Authority;
(ll)    any encumbrance, defect, charge or burden arising under any Oil and Gas Lease;

(mm)    the treatment or classification of any horizontal well as an allocation well that crosses more than one Oil and Gas Lease or leasehold tract, including (i) the failure of such Oil and Gas Leases or leasehold tracts as to such well to be governed by a common pooling or unit agreement, or subject to a production sharing agreement or similar agreement, whether in whole or in part, or failure of the Oil and Gas Lease to contain pooling provisions or contain adequate pooling provisions, or the absence of any lease amendment or consent authorizing the pooling of such interests, and (ii) the allocation of Hydrocarbons produced from such well among such Oil and Gas Leases or leasehold tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Oil and Gas Lease or leasehold tract its share of production;
(nn)    insufficient or incomplete rights to access the surface of any Tract on or under which an Oil and Gas Asset is located; and
(oo)    all other Liens, contracts, agreements, instruments, obligations and irregularities affecting the Oil and Gas Assets which, individually or in the aggregate, (i) do not materially interfere with the ownership or use of any of the Oil and Gas Assets (as currently operated and used), (ii) do not operate to reduce the number of NRAs in the Target Formation(s) of the Oil and Gas Assets located within a Tract to less than the number of NRAs set forth in the applicable column and row for such Tract on Exhibit A-1 and (iii) do not operate to reduce the Net Revenue Interest in the Target Formation(s) of the Wells to less than the Net Revenue Interest set forth in the applicable column and row for such Well on Exhibit A-2.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Pre-Effective Time Tax Period” means any Tax period (or a portion of any Straddle Period) ending before or at the Effective Time.
“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
“Proportionate Share” has the meaning set forth in Schedule PS.
“Purchase Price” has the meaning set forth in Section 2.2.
“RAL Interests” has the meaning set forth in the definition of “Conveyed Assets.”
“Records” means originals (if available, and otherwise copies) and electronic copies (if available) of all records, files, muniments of title, reports and similar documents and materials relating primarily to the Oil and Gas Assets in the possession of, and maintained by, the Sellers, including, without limitation: land, title and division of interest files; contracts; check stubs, financial and accounting records; and records related to the management of the Oil and Gas Assets prior to the Closing Date, in each case, other than (a) items that may be subject to legal privilege (other than title opinions) or to disclosure restrictions (provided that the Sellers shall use commercially reasonable efforts to obtain a waiver of any such restrictions), (b) items that are not transferable without payment by the Sellers of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (c) financial records, Income Tax records, accounting and other similar records, and (d) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Sellers’ servers and networks relating to the foregoing items.

“Registration Rights Agreement” has the meaning set forth in Section 2.6(a)(vi).
“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
“Required Consent” means a consent requirement that would be triggered by the purchase and sale of an Oil and Gas Asset contemplated by this Agreement and expressly provides that transfer of such Oil and Gas Asset without such consent will result in (a) termination of the owner’s existing rights in relation to such Oil and Gas Asset, or (b) the transfer being null and void as to such Oil and Gas Asset; provided, however, that consents which are customarily obtained from a Governmental Authority from and after Closing, or any consent which by its terms cannot be unreasonably withheld, shall not constitute a Required Consent.
“Retained Obligations” means, until the Indemnity Escrow Termination Date, all obligations and liabilities, known or unknown, arising from, based upon, related to or associated with any of the following : (a) the Proceedings set forth on Schedule 3.4 or which should have been set forth on such Schedule for such representation to be true and correct; and (b) any royalties or revenues received by such Seller attributable to production from or the ownership of the Oil and Gas Assets by such Seller prior to the Effective Time, and during such Seller’s ownership of the applicable Oil and Gas Asset, in excess of the royalties or revenues such Seller is properly entitled to pursuant to such Seller’s ownership of the Oil and Gas Assets.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble of this Agreement.
“Seller Taxes” means (a) Income Taxes imposed by any applicable Laws on a Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to a Seller pursuant to Section 6.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by a Seller as a result of the adjustments made pursuant to Section 2.3, Section 2.4 and Section 2.7, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 6.2(c)), and (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of a Seller that is not part of the Conveyed Assets.
“Sellers” has the meaning set forth in the preamble of this Agreement.
“Sellers’ Entitlements” has the meaning set forth in Section 2.9(a).
“Sellers’ Indemnified Parties” has the meaning set forth in Section 10.3.
“Sellers’ Representative” has the meaning set forth in Section 11.1.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Target Area” means (a) Adams, Arapahoe, Jackson, Larimer, and Weld Counties, Colorado, (b) Richland County, Montana, (c) Burke, Divide, Dunn, McKenzie, Mountrail, and Williams Counties, North Dakota, (d) Eddy and Lea Counties, New Mexico, (e) Garfield and Hughes Counties, Oklahoma, (f) Lycoming and Sullivan Counties, Pennsylvania, (g) Brazos, Burleson, Dawson, Denton, DeWitt, Dimmit, Ector, Glasscock, Howard, Karnes, Loving,

Martin, McMullen, Midland, Pecos, Reagan, Reeves, Tarrant, Upton, Ward, Winkler, and Wise Counties, Texas, and (h) Laramie County, Wyoming.
“Target Formations” means, with respect to each Tract, the depths and geographic formation(s) specified for such Tract on Exhibit A-1.
“Tax Contest” has the meaning set forth in Section 6.7.
“Tax Return” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.
“Taxes” (and its derivatives) means all taxes imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added and withholding taxes, fees, assessments, and similar governmental charges in the nature of a tax, and including additions to tax, penalties and interest with respect to any of the foregoing (whether disputed or not).
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 10.4(b).
“Title Arbiter” has the meaning set forth in Section 8.3(c).
“Title Benefit” means the number of NRAs or the Net Revenue Interest to which a Seller is entitled, in the aggregate, by virtue of its interest in the Oil and Gas Assets located within a Tract, as shown on Exhibit A-1, or Well, as shown on Exhibit A-2, that is greater than the number of NRAs shown on Exhibit A-1 or the Net Revenue Interest shown on Exhibit A-2, as applicable, for such Oil and Gas Asset, Tract or Well.
“Title Benefit Amount” has the meaning set forth in Section 8.5.
“Title De Minimis Amount” has the meaning set forth in Section 8.4(h).
“Title Deductible” has the meaning set forth in Section 8.4(h).
“Title Defect” means any Lien (other than a Permitted Encumbrance) that causes a Seller to not have Defensible Title to the Oil and Gas Asset.
“Title Defect Amount” has the meaning set forth in Section 8.4.
“Title Defect Cure Period” has the meaning set forth in Section 8.2(a)(i).
“Title Defect Notice” has the meaning set forth in Section 8.1(b).
“Title Diligence Period” has the meaning set forth in Section 8.1(a).
“Title Dispute Notice” has the meaning set forth in Section 8.3(a).
“Tract” means the tracts or parcels of the Lands identified on Exhibit.

“Transaction Documents” has the meaning set forth in Section 11.6.
“Transfer Taxes” has the meaning set forth in Section 6.3.
“Well” has the meaning set forth in the definition of “Conveyed Assets”.
1.2    Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The disjunctive word “or” is used in its inclusive sense unless otherwise specifically indicated. The word “or” means and includes “and/or” unless the context otherwise clearly indicates that the usage is meant to be exclusive. The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References to any agreement or other document or instrument are to such agreement, document or instrument as amended, modified, superseded, supplemented and restated now or from time to time after the Execution Date, unless otherwise specified. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, Dollars. Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.
ARTICLE 2
Purchase and Sale; Closing
2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire, the Conveyed Assets.
2.2    Purchase Price; Performance Deposit.
(a)    In consideration for the purchase of the Conveyed Assets, Buyer agrees to pay an aggregate amount equal to $1,000,000,000 (the “Base Purchase Price”), consisting of (i) an amount in cash equal to $750,000,000 and (ii) 9,018,760 Common Units (the “Common Unit Consideration”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”) provided that, if at any time on or after the Execution Date and prior to the Closing, (x) Parent makes any (A) dividend or distribution of, or payable in, Common Units or cash, (B) subdivision or split of any Common Units, (C) combination or reclassification of any Common Units into a smaller number of units of such applicable Common Units or (D) issuance of any securities by reclassification of such Common Units (including any reclassification in connection with a merger, consolidation or business combination in which Parent or any acquirer, as applicable, is the surviving Person) or (y) any merger, consolidation, combination or other transaction is consummated pursuant to which Common Units are converted to cash or other securities, then the number of applicable Common Units to be issued to Sellers pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(C) and (y) to provide for the receipt by Sellers, in lieu of any Common Units, of the same number or amount of cash and/or securities as is received in exchange for each Common Unit in connection with any such transaction described in clauses (x)(C) and (y) hereof. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend or distribution of, or payable in, Common Units, and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification.
(b)    No later than two Business Days following the Execution Date, Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agreement, an amount equal to 5% of the Purchase Price (the “Performance Deposit”). At Closing, the Performance Deposit (together with any accrued interest) shall be applied as a credit towards the Closing Payment and shall be retained as the Indemnity Escrow in accordance with Section 10.10. If this Agreement is terminated without a Closing, then the Parties shall jointly instruct the Escrow Agent to distribute the Performance Deposit (together with any accrued interest) to Buyer or the Sellers as provided in Section 9.3.
2.3    Adjustments. The Base Purchase Price shall be adjusted as follows, without duplication:
(a)    increased by an amount equal to all proceeds or revenues (including any lease bonuses, royalties, and other proceeds) received and retained by Buyer or any of its Affiliates from the ownership of the Oil and Gas Assets to the extent attributable to periods before the Effective Time;
(b)    decreased by an amount equal to all proceeds or revenues (including any lease bonuses, royalties, and other proceeds) received and retained by the Sellers or any of the Sellers’ Affiliates from the ownership of the Oil and Gas Assets to the extent attributable to periods on or after the Effective Time;
(c)    subject to the limitations set forth in Section 8.4(h), decreased by an amount equal to the aggregate of all Title Defect Amounts as agreed to by Buyer and the Sellers or finally determined pursuant to Article 8 with respect to Title Defects asserted during the Title Diligence Period, subject to the Title Deductible and net of all Title Benefit Amounts agreed to by Buyer and Seller or finally determined pursuant to Article 8;
(d)    decreased by an amount equal to the aggregate Allocated Value of all the Oil and Gas Assets excluded by the Sellers pursuant to Article 8;
(e)    increased by an amount equal to all Asset Taxes allocable to Buyer in accordance with Section 6.2 but paid or otherwise economically borne by the Sellers or any Affiliate of the Sellers;
(f)    decreased by an amount equal to all Asset Taxes allocable to the Sellers in accordance with Section 6.2 but paid or otherwise economically borne by Buyer; and
(g)    increased or decreased, as applicable, by any other amount expressly provided for elsewhere in this Agreement or as otherwise agreed upon in writing by Sellers’ Representative and Buyer.
As used in this Agreement, “Adjustment Amount” refers to the aggregate sum of the adjustments provided in Section 2.3(a) through (g), which may be a positive or negative number. Notwithstanding anything to the contrary herein, all adjustments to the Purchase Price shall be made to the Common Unit Consideration (the Common Unit Consideration, as adjusted, the “Adjusted Common Unit Consideration”), by dividing the aggregate amount of such adjustment by the volume-weighted average price per Common Unit on the Nasdaq during the regular trading session (and excluding pre-market and after-hours trading) for the 15 consecutive trading days ending two Business Days before the Closing Date, rounding up to the nearest whole Common Unit, and increasing or decreasing (as applicable) the number of Common Units in the Common Unit Consideration accordingly.
2.4    Closing Statement. Not later than five Business Days prior to the Closing Date, Sellers’ Representative shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of the Adjustment Amount (using actual numbers and amounts where available, and using a good faith estimate of other amounts, where actual amounts are not available) (such amount, the “Estimated Adjustment Amount”) and such resulting Purchase Price as determined by Sellers’ Representative. Any final adjustments to the Purchase Price, if necessary, will be made pursuant to Section 2.7. In the event the Parties do not agree on an adjustment set forth in the Closing Statement prior to the Closing, the amount of such adjustment set forth in the Closing Statement as presented by Sellers’ Representative will be used to adjust the Purchase Price at Closing.
2.5    Closing. Unless otherwise agreed by the Parties, the closing of the sale and transfer of the Conveyed Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place remotely and electronically on November 1, 2023, or if all conditions to Closing under Section 7.1 and Section 7.2 have not yet been satisfied or waived, on the third Business Day following the date such conditions have been satisfied or waived (the date on which the Closing occurs, the “Closing Date”); provided that, if the Parties agree that the Closing will take place in-person, then the Closing shall be at the offices of Kirkland & Ellis LLP, located at 4550 Travis Street, Dallas, Texas 75205, or such other location as agreed by the Parties in writing.
2.6    Closing Obligations. At the Closing:
(a)    The Sellers shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered (and executed and acknowledged, as appropriate), to Buyer:
(i)    an executed counterpart of the Closing Statement;
(ii)    executed counterparts of the Conveyance Instruments in the appropriate numbers for recording in the real property records (if applicable) where the Oil and Gas Assets are located;
(iii)    executed counterparts of assignments, in appropriate forms, of federal Oil and Gas Leases, state Oil and Gas Leases, and Indian Oil and Gas Leases included in the Conveyed Assets (if any), in sufficient counterparts to facilitate filing with the applicable Governmental Authority;
(iv)    certificate(s) executed by an officer or authorized Representative of each Seller, certifying on behalf of such Seller that the conditions to Closing set forth in Section 7.1(a) have been fulfilled;
(v)    either (A) an executed certificate of each Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), certifying that such Seller (or its regarded owner if such Seller is disregarded as separate from its owner for U.S. federal income Tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code or (B) an executed IRS Form W-9 of each Seller;
(vi)    executed counterparts of a Registration Rights Agreement in the form attached as Exhibit E (the “Registration Rights Agreement”); and
(vii)    such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Buyer may reasonably request.
(b)    Parent shall deliver (and execute and acknowledge, as appropriate) to Sellers:
(i)    the Adjusted Common Unit Consideration credited to Sellers in book-entry form;
(ii)    executed counterparts to the Registration Rights Agreement; and
(iii)    such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Buyer may reasonably request.
(c)    Buyer and/or Parent shall deliver (and execute and acknowledge, as appropriate) to the Sellers:
(i)    an executed counterpart of the Closing Statement;
(ii)    the Purchase Price less the Performance Deposit less any amounts to be deposited with the Escrow Agent pursuant to Section 8.2, Section 8.3(a), and Section 8.7, if applicable, in cash by wire transfer of immediately available funds to account(s) designated by Sellers’ Representative (such amount, the “Closing Payment”);
(iii)    executed counterparts of the Conveyance Instruments in the appropriate number for recording in the real property records (if applicable) where the Oil and Gas Assets are located;
(iv)    executed counterparts of assignments, in appropriate forms, of federal Oil and Gas Leases, state Oil and Gas Leases, and Indian Oil and Gas Leases included in the Conveyed Assets (if any), in sufficient counterparts to facilitate filing with the applicable Governmental Authority;
(v)    a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 7.2(a) have been fulfilled;
(vi)    evidence of the payment to the Escrow Agent of all amounts to be deposited with the Escrow Agent pursuant to Section 8.2 and Section 8.3(a);
(vii)    executed counterparts of a Registration Rights Agreement; and
(viii)    such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as the Sellers may reasonably request.

2.7    Post-Closing Adjustment.
(a)    Revised Closing Statement; Dispute Notices. On or before the date that is the later of (i) 90 days after the Closing Date and (ii) five Business Days following the final resolution of any disputes with respect to Title Defects, Title Benefits, Title Defect Amounts or Title Benefit Amounts in accordance with Article 8, Sellers’ Representative shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjustment Amount as of the Closing Date. Buyer shall provide to Sellers’ Representative such data and information as Sellers’ Representative may reasonably request in connection with the calculation of the amounts reflected on the revised Closing Statement, including check stubs and access to Third Party data services for electronic check stub information, such as PDF files, Excel spreadsheets, JIBLink, OILDEX, PDS or similar file formats. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is 30 days following receipt Buyer’s receipt of the revised Closing Statement unless Buyer gives notice of its disagreement (“Notice of Disagreement”) to Sellers’ Representative prior to such date. During such 30-day period, Buyer shall be given reasonable access, during normal business hours and so as not to otherwise unreasonably interfere with such Seller’s business, to each Seller’s books and records relating to the matters required to be accounted for in the Closing Statement, in each case, solely for the purpose of reviewing information with respect the Closing Statement, and solely to the extent that Sellers may provide such information without (i) violating any Laws or breaching any contracts, (ii) waiving any legal privilege (as reasonably determined by Sellers’ counsel) of any Seller or their Affiliates or (iii) violating any confidentiality obligations of any Seller or any member of the Seller Indemnified Parties. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers’ Representative before the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.7(b)) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Sellers’ Representative and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (B) the date upon which the Closing Statement Accountant renders a decision in accordance with Section 2.7(b).
(b)    Dispute Resolution; Final Closing Statement. During the 15 days following the date upon which Sellers’ Representative receives a Notice of Disagreement, Sellers’ Representative and Buyer shall in good faith attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such 15-day period (or earlier by mutual agreement), Buyer and Sellers’ Representative have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to KPMG LLP, or if KPMG LLP declines to act in such capacity, by another nationally recognized firm of independent accountants that does not have a material relationship with either Party and that is reasonably acceptable to Buyer (the “Closing Statement Accountant”) for review and final and binding resolution. If the proposed Closing Statement Accountant is unable or unwilling to serve as provided in this Agreement, then Sellers’ Representative and Buyer shall, in good faith, mutually agree upon an alternative independent national accounting firm to serve as the Closing Statement Accountant. Buyer and Sellers’ Representative shall, not later than seven days prior to the hearing date set by the Closing Statement Accountant, each submit a written brief to the Closing Statement Accountant (and provide a copy of such brief to the other Party on the same day) with Dollar figures for settlement of the disputes as to the amount of the final Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations reflected in the revised Closing Statement and Notice of Disagreement, as applicable. The hearing will be scheduled as promptly as practicable following submission of the settlement briefs, and shall be conducted in English on a confidential basis. The Closing Statement Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing

Statement Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement, and not on the basis of independent review. In deciding any matter, the Closing Statement Accountant (i) shall be bound by the provisions of this Section 2.7 and the related definitions and (ii) shall choose either Sellers’ Representative’s position or Buyer’s position with respect to each matter addressed in a Notice of Disagreement. The Closing Statement Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior to such conclusion and withdraw the dispute from the Closing Statement Accountant. The Closing Statement Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the final Adjustment Amount and shall issue the Final Closing Statement reflecting such decision. The decision of the Closing Statement Accountant, other than with respect to any clear and manifest mathematical errors, shall be final and binding on the Parties and non-appealable for all purposes under this Agreement. The cost of any arbitration (including the fees and expenses of the Closing Statement Accountant) under this Section 2.7(b) shall be borne proportionately by the Sellers, on the one hand, and the Buyer on the other hand, based on the difference between the claimed adjustments in the Notice of Disagreement and the final Adjustment Amount. For example, if the Buyer claims the final aggregate net adjustments to the Purchase Price is $1,000 greater than the amount determined by Seller, and Sellers’ Representative contests only $500 of the amount claimed by the Buyer, and if the Closing Statement Accountant ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of the independent accounting firm will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Sellers. The fees and disbursements of Sellers’ or Sellers’ Representative’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by the Sellers and the fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.7(a), as prepared by Sellers’ Representative and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect to the Final Closing Statement, or if submitted to the Closing Statement Accountant, as determined by the Closing Statement Accountant in accordance with this Section 2.7(b).
(c)    Final Settlement. If the final Adjustment Amount, as set forth on the Final Closing Statement, exceeds the amount of the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.6(c)(i), then, within three Business Days after the Final Settlement Date, Buyer shall pay to the Sellers by wire transfer of immediately available funds, to account(s) designated in writing by Sellers’ Representative the aggregate amount by which such final Adjustment Amount exceeds the Estimated Adjustment Amount. If the final Adjustment Amount, as set forth on the Final Closing Statement, is less than the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.6(c)(i), then within three Business Days after the Final Settlement Date, the Sellers shall deliver to Buyer by wire transfer of immediately available funds, to an account designated in writing by Buyer, the aggregate amount by which such final Adjustment Amount is less than the Estimated Adjustment Amount.
2.8    Purchase Price Allocation. Within 60 days following the Final Settlement Date, Sellers’ Representative shall deliver to Buyer for its review and approval a statement that provides for an allocation of the Purchase Price (and any other amounts constituting consideration for U.S. federal income Tax purposes) among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code and the regulations thereunder (the “Allocation Statement”). For purposes of the Allocation Statement contemplated by this Section 2.8, the value of the Common

Unit Consideration shall be determined based on the closing price of a Common Unit on the Business Day prior to the Closing Date. Buyer shall provide Sellers’ Representative with any comments to the Allocation Statement within 30 days after the date of receipt of the Allocation Statement by Buyer. If Buyer does not deliver any written notice of objection to the Allocation Statement within such thirty (30) day period, the Allocation Statement shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Sellers’ Representative, Sellers’ Representative and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Sellers’ Representative and Buyer resolve their differences in writing as to any disputed amounts, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation Statement. In the event that Sellers’ Representative and Buyer do not resolve all of the items disputed in the Allocation Statement prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Closing Statement Accountant in accordance with the procedures of Section 2.7(b), mutatis mutandis. Neither Buyer nor the Sellers shall take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with the final Allocation Statement, as it may be adjusted under this Section 2.8, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law). The Sellers shall update (or cause the Sellers’ Representative to update) the Allocation Statement following any adjustment to the Purchase Price pursuant to this Agreement.

2.9    Allocation of Revenues and Expenses.
(a)    Without limitation to Section 10.1, from and after the Closing, (i) Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to the production of Hydrocarbons from the Conveyed Assets from and after the Effective Time (collectively, the “Buyer Entitlements”) and (ii) the Sellers shall be entitled to all revenues, income, proceeds, receipts, lease bonus payments and credits attributable to production from the Conveyed Assets prior to the Effective Time, or with respect to lease bonus payments, Oil and Gas Leases executed prior to the Effective Time (collectively, the “Sellers’ Entitlements”).
(b)    Without duplication of any item that is accounted for in Section 2.3 or Section 2.7, if, from and after the Closing Date, if: (i) the Sellers or any of the Sellers’ Affiliates receives any payment with respect to the Buyer Entitlements, the Sellers shall, or shall cause the applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Buyer or any of its Affiliates receives any payment with respect to the Sellers’ Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Sellers’ Representative or its designated Affiliate. Notwithstanding the foregoing, neither Party shall have any obligation to remit payment to the other Party pursuant to this Section 2.9(b) after the date that is six months after the Closing Date.
2.10    Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of applicable Law; provided that, other than with respect to withholding Taxes owed as a result of the failure of a Seller to deliver the certificate or form described in Section 2.6(a)(v), Buyer will, prior to any deduction or withholding, use commercially reasonable efforts to notify the Sellers of any anticipated withholding, and reasonably cooperate with the Sellers to minimize the amount of any applicable withholding. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.

ARTICLE 3
Representations and Warranties Relating to Sellers
Except as disclosed in the Disclosure Schedule, each Seller, severally and not jointly, represents and warrants to Buyer, with respect only to each such Seller’s interest in the Conveyed Assets as of the Execution Date and the Closing Date:
3.1    Organization of Sellers. Royalty HoldCo is a limited partnership duly formed, validly existing, and in good standing under the Laws of Texas. Royalty HoldCo II is a limited partnership duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Saxum is a limited partnership duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Such Seller is in good standing in each jurisdiction in which the nature of the business conducted by such Seller or the character of the assets owned, including the Conveyed Assets, leased or used by such Seller makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.
3.2    Authorization; Enforceability. Such Seller has full capacity, power and authority to execute and deliver this Agreement and all Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents. This Agreement has been duly and validly executed and delivered by such Seller. This Agreement constitutes, and upon the execution and delivery by such Seller of each of the documents executed and delivered by such Seller at the Closing, such documents shall constitute, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
3.3    No Conflicts. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and shall not: (a) violate any Law applicable to such Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or (b) violate any Organizational Document of such Seller.
3.4    Litigation. Except as set forth on Schedule 3.4, there is no Proceeding pending, or to the Knowledge of such Seller, threatened, against such Seller, involving any of the Conveyed Assets or seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement.
3.5    Taxes. Except as set forth on Schedule 3.5, (a) all material Asset Taxes that have become due and payable by such Seller have been duly and timely paid, (b) all Tax Returns required to be filed by such Seller with respect to Asset Taxes have been duly and timely filed and all such Tax Returns are correct in all material respects, (c) no outstanding audit, litigation or other Proceeding with respect to any Asset Taxes has been commenced against such Seller, nor has such Seller received written notice of any pending Proceeding against it from any applicable Governmental Authority for assessment of any Asset Taxes and, to the Knowledge of such Seller, no such claim has been threatened, (d) there are no Liens on any of the Conveyed Assets of such Seller attributable to Taxes (other than statutory Liens for Taxes that are not yet due or delinquent), (e) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Asset Tax, and (f) none of the Conveyed Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of

Chapter 1 of Subtitle A of the Code. This Section 3.5 shall constitute the Sellers’ sole representations and warranties related to any Taxes or Tax matters.
3.6    Compliance with Laws. Such Seller is and has been for the period of its ownership of the Conveyed Assets, in material compliance with any applicable Law (other than Tax Laws or Environmental Laws), in each case, with respect to its ownership of the Conveyed Assets. Such Seller has not received any written notices of material violation of any applicable Law (other than Tax Laws or Environmental Laws) with respect to its ownership of the Conveyed Assets that are uncured as of the Execution Date.
3.7    Material Contracts. Schedule 3.7 sets forth all Material Contracts. “Material Contracts” means any of the following Contracts to which such Seller is a party and by which any of the Conveyed Assets is bound as of the Execution Date and for which Buyer shall be bound following Closing by virtue of its ownership of the Conveyed Assets, but excluding any instrument creating or pursuant to which such Seller derives its ownership in and to any of the Oil and Gas Assets:
(a)    any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that is not terminable without penalty on 60 days’ or less notice;
(b)    any Contract evidencing indebtedness for borrowed money;
(c)    any Contract guaranteeing any obligation of another Person or guaranteeing any hedge Contract;
(d)    any seismic or other Contract evidencing a license for the use of or otherwise related to geological or geophysical data (including seismic data);
(e)    any Contract that can reasonably be expected to result in aggregate payments by, or revenues to Sellers (or if after Closing, Buyer) of more than $100,000 (net to Sellers’ interest) during the current or any subsequent fiscal year or more than $500,000 in the aggregate (net to Sellers’ interest) over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);
(f)    any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract (other than Permitted Encumbrances) that will be binding on Buyer or the Conveyed Assets after Closing;
(g)    any Contract that constitutes a non-competition agreement pertaining to a Seller or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, a Seller conducts business that will be binding on Buyer or the Conveyed Assets after Closing;
(h)    any Contract that contains a call on production, option to purchase, or similar rights with respect to Hydrocarbon production from the Oil and Gas Assets;
(i)    any Contract that contains a tag-along or drag-along right held by a Third Party with respect to any Oil and Gas Assets;
(j)    any Contract where the primary purpose thereof is or was to indemnify another Person that will be binding on Buyer or the Conveyed Assets after Closing; and

(k)    any Contract with any Affiliate or affiliate of Seller that will be binding on the Conveyed Assets after Closing.
Each Material Contract constitutes the legal, valid and binding obligation of such Seller thereto, as applicable, on the one hand, and, to the Knowledge of such Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Such Seller is not in, nor has such Seller received written notice alleging, breach or default of such Seller’s obligations under any of the Material Contracts, except as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of such Seller, except as set forth in Schedule 3.7, or as would not reasonably be expected to have a Material Adverse Effect, (x) no breach or default by any Third Party exists under any Material Contract and (y) no counterparty to any Material Contract has canceled, terminated or modified, or threatened to cancel, terminate or modify, any Material Contract. True, correct and complete copies of all Material Contracts, including all amendments and modifications thereto, have been made available to Buyer prior to the Execution Date.
3.8    Payments for Production. To such Seller’s Knowledge, except as set forth on Schedule 3.8, such Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Lands or reflected on Exhibit A-1, minimum throughput commitments, imbalances, and gas balancing agreements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Seller’s interest in the Oil and Gas Assets at some future time without receiving payment therefor at or after the time of delivery.
3.9    Imbalances. Except as set forth on Schedule 3.9, to such Seller’s Knowledge, there are no production, transportation, plant, or other imbalances with respect to production from such Seller’s interest in the Oil and Gas Assets.
3.10    Consents. Except as set forth in Schedule 3.10, none of the Conveyed Assets is subject to any consent required to be obtained by such Seller with respect to the transactions contemplated by this Agreement, except (a) for consents and approvals of Governmental Authorities that are customarily obtained after Closing, or (b) for Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee.
3.11    Preferential Purchase Rights. There are no preferential rights to purchase or other similar rights affecting the Conveyed Assets.
3.12    Hedges. There are no futures, options, swaps, or other derivatives to which such Seller or any of its Affiliates is a party that will be binding on the Conveyed Assets or the sale of Hydrocarbons therefrom after Closing.
3.13    Environmental Matters.
(a)    To such Seller’s Knowledge, except as disclosed on Schedule 3.13, (i) such Seller and its Affiliates are in compliance in all material respects with all applicable Environmental Laws with respect to the Conveyed Assets, (ii) there are no Proceedings pending or threatened in writing against any Seller or any of its Affiliates with respect to the Conveyed Assets alleging material violations of, or material liabilities under, Environmental Laws, (iii) such Seller and its Affiliates have not received written notice from any Person of any alleged or actual material violation of, or material liability under, any Environmental Law or the terms or conditions of any Permits required under Environmental Laws with respect to the Conveyed Assets, that remains unresolved, (iv) none of the Conveyed Assets are subject to any unfulfilled Orders, consent decrees, or agreements with any Governmental Authority related to Environmental Laws, and (v) such Seller and its Affiliates have not received unresolved written notice from any Person of any releases of Hazardous Materials on, from, under, or to the Conveyed Assets that would reasonably be expected to give rise to material liabilities under Environmental Law for such Seller and its Affiliates.
(b)    Such Seller has provided to Buyer all material environmental documents in such Seller’s possession or control related to the Conveyed Assets, including but not limited to environmental site assessments, environmental audits, incident and spill reports, whether internal or as reported to a Governmental Authority, and notifications to, filings with, and any other correspondence with a Governmental Authority.
(c)    The representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties of Sellers and their Affiliates with respect to Environmental Laws, Permits required under Environmental Laws and/or Hazardous Materials.
3.14    Suspense Funds. To such Seller’s Knowledge, no material payments for production attributable to the Conveyed Assets are currently held in suspense by the applicable operator, purchaser, or other obligor thereof as of the Execution Date except as set forth on Schedule 3.14.
3.15    [Reserved].
3.16    Brokers’ Fees. Such Seller and its Affiliates have not entered into any Contract with any Person that would require the payment by Buyer after Closing of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.
3.17    Operations. Except as set forth on Schedule 3.17, as of the Execution Date, the Oil and Gas Assets do not include any unleased mineral interest where such Seller has agreed to bear a share of drilling, operating or other costs as a participating mineral owner from and after Closing. Such Seller has not conducted any oil and gas operations on any of the Oil and Gas Assets, including, but not limited to, preparation, exploration, drilling, completion, reworking, or plugging or abandonment operations.
3.18    Overpayments. To such Seller’s Knowledge as of the Execution Date, other than as set forth on Schedule 3.18, such Seller has not received any royalties or revenues attributable to production from or the ownership of the Oil and Gas Assets in excess of the royalties or revenues such Seller is properly entitled to under the Oil and Gas Assets.
3.19    Lease Matters. Except as set forth on Schedule 3.19, to such Sellers’s Knowledge, (a) as of the Execution Date, there are no unrecorded Oil and Gas Leases or other leases or contracts that would impact Defensible Title or the allocation of Hydrocarbon production with respect to the Conveyed Assets (other than any division orders or Production sharing agreements that allocate production on a lateral footage basis), (b) such Seller has not provided any Oil and Gas Lease lessee with a written demand for payment or performance or notice of default and (c) such Seller has not received any written demand for payment or performance or notice of default, from any Oil and Gas Lease lessee or other party to any Oil and Gas Lease.
3.20    Investment Intent. Such Seller: (a) is acquiring the Common Units for its own accounts with the present intention of holding such Common Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws; (b) understands that the Common Units will, upon issuance, be characterized as “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and that the certificates representing the

Common Units will bear restrictive legends to that effect; (c) understands that the Common Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable; (d) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (e) has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Common Units and has so evaluated the merits and risks of such investment; and (f) is able to bear the economic risk of an investment in the Common Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.
3.21    Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened against such Seller or any of its Affiliates.
3.22    Unclaimed Property and Escheat Obligations. None of such Seller’s Conveyed Assets consists of material property or obligations, including uncashed checks, that are currently required to be escheated or reported as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.
ARTICLE 4
Representations and Warranties Relating to Buyer Parties
The Buyer Parties jointly and severally represent and warrant to Sellers as of the Execution Date and Closing Date:
4.1    Organization of Buyer Parties. Buyer is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is in good standing in each jurisdiction in which the nature of the business conducted by Buyer. Buyer has the power and authority to acquire and own the Conveyed Assets. Parent is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the State of Delaware.
4.2    Authorization; Enforceability. Each Buyer Party has all requisite limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and all Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by each Buyer Party, and no other limited partnership or limited liability company, as applicable, proceeding on the part of a Buyer Party is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each Buyer Party. This Agreement constitutes, and upon the execution and delivery by Buyer Parties of each of the documents executed and delivered by Buyer Party thereto at the Closing, such documents shall constitute, valid and binding obligations of the applicable Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.3    No Conflict; Consents. Assuming (a) filings that have been made, or will be made, pursuant to the rules and regulations of the Nasdaq in order to cause the Common Units to be listed thereon upon their registration under the Securities Act under the terms and conditions of the Registration Rights Agreement, and (b) post-Closing filings pursuant to applicable federal and state securities laws which the applicable Buyer Party undertakes to file or obtain within the applicable time period, in each case to the extent required, the execution and delivery of this Agreement by the Buyer Parties and the consummation of the transactions contemplated by this Agreement by the Buyer Parties do not and shall not: (i) violate any Law applicable to a Buyer Party or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (ii) violate any Organizational Document of a Buyer Party; or (iii) breach any Contract to which a Buyer Party is a party or by which any of its assets may be bound or result in the termination of any such Contract.
4.4    Litigation. There are no actions, investigations or other Proceedings pending, or to Buyer’s Knowledge, any basis or threat any action, investigation, or other Proceeding, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which could reasonably be likely to materially impair Buyer or its ability to consummate the transactions contemplated by this Agreement.
4.5    Brokers’ Fees. Neither Buyer Party nor any of its respective Affiliates has entered into any Contract with any Person that would require the payment by any Seller or any of the Sellers’ Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.
4.6    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against a Buyer Party or any of its Affiliates.
4.7    Financial Ability. Buyer understands and acknowledges that the obligations of Buyer Parties to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer Parties’ consummation of any financing arrangement, Buyer Parties’ obtaining of any financing or the availability, grant, provision or extension of any financing to a Buyer Party. Buyer Parties at Closing will have, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection herewith.
4.8    Common Units. The Common Units to be issued as the Common Unit Consideration have been duly authorized by Parent and, when issued and delivered at the Closing, (a) will be validly issued in accordance with Parent’s agreement of limited partnership (as amended), (b) will be issued free and clear of any Liens (excluding (i) the restrictions imposed by this Agreement or the other Transaction Documents, (ii) restrictions on transfer under applicable state and federal securities laws and (iii) any Liens created by or related to Seller(s)) and (c) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any Common Units. In addition, all actions required to be taken by Parent to cause the Common Unit Consideration to be issued at the Closing as contemplated in this Agreement shall have been taken at or before the Closing.
4.9    Capitalization.
(a)    As of the date immediately preceding the Execution Date, the issued and outstanding limited partnership interests of Parent consisted of 70,861,557 Common Units and 90,709,946 Class B Units.
(b)    All of the issued and outstanding Common Units are duly authorized and validly issued in accordance with the Organizational Documents of Parent, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)    Except as contemplated by this Agreement, as disclosed in the Parent SEC Documents and for equity awards made pursuant to plans described in the Parent SEC Documents, and for the Common Unit Purchase Agreement entered into between Parent and Diamondback on the Execution Date in connection with this Agreement, as of the Execution Date there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Parent on any matter.
4.10    SEC Documents; Financial Statements.
(a)    Parent has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the Commission since January 1, 2022 (collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein.
(b)    There were no liabilities or obligations of Parent or any of its subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against in the consolidated balance sheet of Parent as of June 30, 2023 or (B) readily apparent in the notes thereto, in each case included in the Parent SEC Documents, (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2023, (iii) for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the related transactions or (iv) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

4.11    Internal Controls; Listing Exchange
(a)    Buyer maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a-15 under the Exchange Act. Since January 1, 2020, there have not been any material weaknesses in Buyer’s internal control over financial reporting or changes in its internal control over financial reporting which are reasonably likely to adversely affect Buyer’s internal control over financial reporting.
(b)    Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.
(c)    Since June 30, 2023, (i) Parent has not been advised by its independent auditors of (A) any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls or (B) Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (ii) there have been no changes in internal controls or, to Parent’s knowledge, in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.
(d)    There has been no failure on the part of Parent or, to Parent’s knowledge, any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(e)    The Common Units are listed on the Nasdaq, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened.
4.12    Securities Law Compliance. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer (a) is acquiring the Conveyed Assets for its own account and not with a view to distribution and (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Conveyed Assets and is able financially to bear the risks of such investment.
4.13    Buyer’s Independent Investigation. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONVEYED ASSETS. BUYER IS (OR ITS AFFILIATES AND ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND IS AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, THE CERTIFICATE OF THE SELLERS

DELIVERED AT THE CLOSING AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE MADE BY THE SELLERS IN THE CONVEYANCE INSTRUMENT, AND BUYER:
(a)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE SELLERS OR ANY OF THE SELLERS’ RESPECTIVE DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, THE CERTIFICATE OF THE SELLERS DELIVERED AT THE CLOSING AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE MADE BY THE SELLERS IN THE CONVEYANCE INSTRUMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(b)    ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS OR ANY OF THEIR DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE SELLERS OR ANY OF THE SELLERS’ AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”);
(c)    ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND
(d)    AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF THE SELLERS OR ANY OF THEIR DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR

TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION; PROVIDED, THAT NEITHER THE FOREGOING WAIVER, NOR ANYTHING IN THIS SECTION 4.13, SECTION 4.14 BELOW, OR ANY OTHER PROVISION OF THIS AGREEMENT, SHALL (i) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHT TO RAISE TITLE DEFECTS IN ACCORDANCE WITH THE TERMS OF ARTICLE 8 OF THIS AGREEMENT, (II) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHTS RELATING TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR (III) RELIEVE ANY SELLER FROM ANY LIABILITY FOR FRAUD.
4.14    Limitations. EXCEPT FOR EACH SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE MADE BY EACH SELLER IN THE CONVEYANCE INSTRUMENT, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (a) TITLE OF THE CONVEYED ASSETS; (b) PRODUCTION RATES, DECLINE RATES, THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF MINERALS, IF ANY, ATTRIBUTABLE TO THE SELLERS’ INTEREST IN ANY OF THE CONVEYED ASSETS; (c) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF THE SELLERS AT ANY POINT IN TIME, BEFORE, ON OR AFTER THE EXECUTION DATE, INCLUDING (i) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED ASSETS, (ii) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (iii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE CONVEYED ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE CONVEYED ASSETS; AND (e) ANY ESTIMATES OF THE VALUE OF THE CONVEYED ASSETS OR FUTURE PROCEEDS THEREFROM, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED ASSETS IN THEIR PRESENT STATUS AND CONDITION “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. EXCEPT FOR EACH SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.13, (X) THE SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED ASSETS, AND (Y) BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE AND BUYER HEREBY WAIVES AND DISCLAIMS ANY STATUTORY OR COMMON LAW RIGHTS UNDER ANY ENVIRONMENTAL LAWS. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN

REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 4.14, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 4.14 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.
ARTICLE 5
Covenants
5.1    Conduct of Business.
(a)    Operations before Closing. Except for amendments, extensions, modifications or executions of Oil and Gas Leases in the ordinary course as provided in this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, each Seller shall, manage the Conveyed Assets in the ordinary course consistent with available resources (including financial resources).
(b)    Restricted Activities. Except as (x) set forth on Schedule 5.1(b), (y) consented to by Buyer in writing (which consent, except with respect to Section 5.1(b)(i), shall not be unreasonably withheld, conditioned or delayed) or (z) contemplated by this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), no Seller shall: (i) sell, transfer, mortgage, pledge, intentionally abandon or dispose of any of the Conveyed Assets (other than the sale of Hydrocarbons in the ordinary course); (ii) agree, whether in writing or otherwise, to sell, transfer, mortgage, pledge, abandon or dispose of any of the Conveyed Assets (other than the sale of Hydrocarbons in the ordinary course); (iii) fail to maintain any Permit required for Sellers’ ownership of the Oil and Gas Assets in full force and effect, including filing with the appropriate Governmental Authority any applications necessary for renewal of such Permits; (iv) execute, terminate, cancel, extend or materially amend or modify any Material Contract; (v) commence, propose or agree to participate in any development operation with respect to the Oil and Gas Assets; or (vi) enter into any agreement with respect to any of the foregoing.
5.2    Records. Sellers’ Representative on behalf of each Seller, at Buyer’s cost and expense, shall make available copies of all Records to Buyer (FOB Sellers’ Representative’s office) within 30 days after the Closing. With respect to any Records delivered to Buyer, (a) Buyer shall preserve and retain any such Records for at least seven years beyond the Closing Date, during which seven-year period such Sellers shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that such Sellers may make copies of such Records, at its own expense, including as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or threatened Proceeding against any such Seller.
5.3    Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

5.4    Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fee or expense.
5.5    Cooperation Regarding Financial Information. During the period beginning on the Execution Date and ending on the first anniversary of the Closing Date (the “Cooperation Period”), each Seller shall reasonably cooperate with Parent and its Representatives, at Parent’s sole cost and expense, in connection with the preparation by Parent of any statements, forms, schedules, reports or other documents filed or furnished with the Commission or any other Governmental Authorities as are required of Parent (or its potential successors) under applicable Law, which involve or otherwise incorporate the Conveyed Assets. In addition, each entity comprising Seller shall deliver to Parent the audited financial statements of the business comprised of the Oil and Gas Assets for the years ended December 31, 2021 and December 31, 2022 and the unaudited financial statements for the Oil and Gas Assets for the nine (9) months ended September 30, 2023, in each case prepared in accordance with GAAP, as soon as reasonably practicable following Closing, but in no event later than 60 days after the Closing Date. During the Cooperation Period, each Seller shall provide Parent and its Representatives reasonable access during normal business hours to such historic financial statements, records (to the extent such information is available), and personnel of each Seller and its accounting firms as Parent may reasonably request to enable Parent and its Representatives, to confirm the accuracy of any financial information provided. During the Cooperation Period, each Seller shall cause the personnel of such Seller and shall request its independent auditors, reserve engineers and other applicable consultants or service providers, to reasonably cooperate with Parent and its Representatives in the interpretation, preparation and disclosure of any such financial information in accordance with this Section 5.5, as well as the delivery of any requested comfort letters related thereto. Notwithstanding anything to the contrary, such assistance shall not include any actions that such Seller reasonably believes would result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege. All of the information provided by each Seller and its Affiliates pursuant to this Section 5.5 is given without any representation or warranty, express or implied, and each Seller or any of its Affiliates or its or their respective accountants shall have any liability or responsibility with respect thereto. Parent shall promptly reimburse each Seller for all reasonable and documented Third Party costs and expenses incurred by such Seller and its Affiliates in compliance with this Section 5.5.
ARTICLE 6
Tax Matters
6.1    Responsibility for Filing Tax Returns and Paying Taxes. After the Closing Date, and except with respect to Asset Taxes paid by Third Party operators, Buyer shall (a) be responsible for paying any Asset Taxes for any (i) Tax period that ends before the Closing Date or (ii) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) submit each such Tax Return to Sellers’ Representative for its review and comment reasonably in advance of the due date therefor, and (c) timely file any such Tax Return, incorporating any comments in writing received from Sellers’ Representative prior to the due date therefor. The Parties agree that (i) this Section 6.1 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 6.1 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 6.1, which shall be borne by Buyer).

6.2    Asset Taxes.
(a)    Each Seller shall be allocated and bear all Asset Taxes that are attributable to such Seller’s portion of the Conveyed Assets for (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (1) any Tax period beginning at or after the Effective Time and (2) the portion of any Straddle Period beginning at the Effective Time.
(b)    For purposes of determining the allocations described in Section 6.2(a) above, (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or clause (iii)) shall be allocated to the period in which the transactions giving rise to such Asset Taxes occurred; and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis (including, for the avoidance of doubt, Oil and Gas Property Tax) pertaining to a Straddle Period shall be allocated pro rata per day between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs (which shall be the applicable Seller’s responsibility) and the portion of the Straddle Period beginning on the date on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Conveyed Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date. For purposes of this Section 6.2, the Parties acknowledge that certain state and local taxing authorities (including, without limitation, the State of Colorado and the State of Wyoming), determine the assessed value of certain of the Conveyed Assets for purposes of property, ad valorem and similar Asset Taxes based on the production of Hydrocarbons in a prior period (such Asset Taxes, “Oil and Gas Property Taxes”). The Parties agree that any such Oil and Gas Property Taxes assessed or assessable by any such taxing authority for the 2024 Tax year shall be attributable entirely to taxable periods beginning after the Effective Time (notwithstanding the fact that such Oil and Gas Property Taxes may be measured by the value of Hydrocarbons produced prior to the Effective Time).
(c)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.3, Section 2.4 or Section 2.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final determination of the Purchase Price as finally determined pursuant to Section 2.7, timely payments will be made from one Party to the applicable other Party to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.2.
6.3    Transfer Taxes. Buyer shall be responsible for, pay and indemnify the Sellers against (a) any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Assets to Buyer. Buyer and the Sellers shall cooperate to minimize, to the extent permitted by applicable Law, the amount of any such Transfer Taxes.

6.4    Cooperation. Buyer and the Sellers shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding, in each case, with respect to Taxes attributable to the Conveyed Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.
6.5    Post-Closing Covenants. Without the prior written consent of the Sellers’ Representative (which consent shall not to be unreasonably withheld, conditioned or delayed), Buyer shall not (a) extend or waive the applicable statute of limitations with respect to Asset Taxes for a Pre-Effective Time Tax Period; (b) file any ruling or request with any taxing authority with respect to Asset Taxes or related Tax Returns for a Pre-Effective Time Tax Period; (c) enter into any voluntary disclosure with any taxing authority with respect to Asset Taxes or related Tax Returns for a Pre-Effective Time Tax Period; (d) amend any Tax Return with respect to Asset Taxes for a Pre-Effective Time Tax Period; (e) settle or compromise any audit, examination, Proceeding or proposed adjustments with respect to Asset Taxes for a Pre-Effective Time Tax Period; or (f) make any Tax election that relates to, or is retroactive to, a Pre-Effective Time Tax Period with respect to Asset Taxes.
6.6    Refunds. Each Seller shall be entitled to any refunds with respect to any Asset Taxes for which such Seller is allocated under Section 6.2, and Buyer shall be entitled to any refunds with respect to any Asset Taxes for which Buyer is allocated under Section 6.2. If a Party or its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 6.6, such recipient Party shall forward to the entitled Party the amount of such refund within 15 days after such refund is received, net of any reasonable out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.
6.7    Tax Contests. If, after the Closing Date, any Party receives notice of an applicable audit or administrative or judicial Proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time or any Straddle Period (in each case, a “Tax Contest”), such Party shall notify the other applicable Party within ten (10) Business Days of receipt of such notice. Buyer shall control any Tax Contest; provided, however, that Sellers’ Representative (or, the applicable Seller, at the election of the Sellers’ Representative) shall have the option, at the applicable Seller’s sole cost and expense, to assume control, in lieu of Buyer, of any Tax Contest related to any taxable period ending prior to the Effective Time. Sellers’ Representative may exercise such option by providing written notice to Buyer within ten (10) Business Days of receiving notice of such a Tax Contest. The Party that is in control of any Tax Contest pursuant to the terms of this Section 6.7 shall (i) keep the non-controlling Party reasonably informed of the progress of such Tax Contest, (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 7
Conditions to Closing
7.1    Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) Each Seller’s Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); (ii) the representations and warranties of each Seller made in Article 3 of this Agreement other than the Fundamental Representations (disregarding all materiality and Material Adverse Effect qualifications applicable to such representations and warranties) shall be true and correct as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches taken collectively would not have, or would not reasonably be expected to have a Material Adverse Effect; and (iii) each Seller shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by such Seller on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal the consummation of the Closing.
(c)    Closing Deliverables. Each of the Sellers shall be ready, willing, and able to deliver (or able to cause Sellers’ Representative to deliver) to Buyer at the Closing the documents and items required to be delivered by each such Seller under Section 2.6(a).
7.2    Conditions to Obligations of Seller to Closing. The obligation of the Sellers to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Buyer made in this Agreement (disregarding all materiality qualifications applicable to such representation or warranty) will be true and correct in all material respects as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) Buyer shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or make illegal the consummation of the Closing.
(c)    Closing Deliverables. Buyer shall be ready, willing, and able to deliver to the Sellers at the Closing the documents and items required to be delivered by Buyer under Section 2.6(b).

ARTICLE 8
Title Matters; Consent Matters
8.1    Title Diligence Period; Title Defect Notices.
(a)    Subject to the terms and conditions set forth in this Agreement, during the period from the Execution Date until 5:00 p.m. Central Standard Time on October 23, 2023 (the “Title Diligence Period”), Buyer shall be entitled to conduct, or cause to be conducted, customary title due diligence on the Oil and Gas Assets at the sole cost, risk and expense of Buyer.
(b)    Buyer shall deliver to Sellers’ Representative, as soon as reasonably practicable after identifying any alleged Title Defect with respect to the Oil and Gas Assets, but no later than the end of the Title Diligence Period, Notice of such Title Defect in accordance with this Section 8.1(b) (a “Title Defect Notice”). To be effective, any Title Defect Notice delivered pursuant to this Section 8.1(b) shall be delivered to Sellers’ Representative in writing before the expiration of the Title Diligence Period and include (i) a description in reasonable detail of the alleged Title Defect and the affected Oil and Gas Asset(s), and the basis for such Title Defect, (ii) the Allocated Value of the Tract containing the affected Oil and Gas Assets as well as the alleged Title Defect Amount (which in no event shall be greater than the Allocated Value for such Tract), (iii) the computations for such Title Defect Amount and (iv) supporting documentation (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other documentation, reports or data) reasonably necessary for Sellers’ Representative to verify the existence of such asserted Title Defect, to the extent in Buyer’s, its Representative’s or Affiliate’s possession. If any such notice is not delivered during the Title Diligence Period, Buyer shall thereafter be deemed to have forever waived and shall have no right to assert such Title Defect as the basis for an adjustment to the Base Purchase Price (without waiving any claim under the special warranty of defensible title set forth in any Conveyance Instrument). As used in this Agreement, “Allocated Value” means the Dollar value set forth on Exhibit A-1 for each Tract and Exhibit A-2 for each Well. Each Seller and Buyer have accepted such Allocated Values for purposes of determining any Title Defect Amounts but otherwise make no representation or warranty as to the accuracy of such values.
(c)    To give the Sellers the opportunity to commence reviewing and curing Title Defects asserted by Buyer, Buyer shall give Sellers’ Representative, on or before the end of every calendar week period during the Title Diligence Period, Notice of all alleged Title Defects discovered by Buyer (including its Affiliates, consultants or Representatives) during the preceding calendar week, which may be preliminary in nature and supplemented prior to the expiration of the Title Diligence Period; provided, however, that failure to deliver any such preliminary Notice shall not be deemed to waive Buyer’s right to assert a Title Defect on or before the expiration of the Title Diligence Period.
8.2    Remedies for Title Defects. Upon the receipt of a valid Title Defect Notice, Sellers’ Representative in the sole discretion of each Seller, may elect in writing as a resolution of the Title Defect to exclude from the transactions contemplated by this Agreement any Oil and Gas Asset affected by an asserted Title Defect if the Title Defect Amount alleged by Buyer in connection with such Title Defect equals or exceeds 75% of the Allocated Value of the applicable Oil and Gas Asset affected by such Title Defect. If Sellers’ Representative makes such election, then such Oil and Gas Asset will be deemed an Excluded Asset for all purposes under this Agreement, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Excluded Asset. For the avoidance of doubt, if Sellers’ Representative elects to exclude any such property, neither the Title Defect Amount relating to such Title Defect nor the Allocated Value of such Excluded Asset will be counted towards the Title Deductible. Notwithstanding the foregoing, Sellers’ Representative may contest any asserted Title Defect or

Buyer’s good faith estimate of the Title Defect Amount as described in Section 8.3 and may seek to cure any asserted Title Defect as described in Section 8.2(a).
(a)    To the extent Buyer delivers any valid Title Defect Notices in accordance with Section 8.1, then, subject to the Title De Minimis Amount and Title Deductible and the Sellers’ Representative’s right to exclude such Oil and Gas Asset in accordance with this Section 8.2, the Sellers’ Representative may (at the direction of each Seller), on or before the Closing Date, by giving Notice to Buyer:
(i)    elect to cure, at Sellers’ sole cost, risk, and expense, any Title Defect on or before 120 days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Amount by a Title Arbiter pursuant to Section 8.3, as applicable (the “Title Defect Cure Period”), in which case, such Oil and Gas Asset will be conveyed to Buyer at the Closing;
(ii)    notify Buyer that such Seller does not intend to cure such Title Defect, in which case, such Oil and Gas Asset will be conveyed to Buyer at the Closing, and, subject to the limitations set forth in Section 8.4(h), the Purchase Price will be adjusted downward in an amount equal to the Title Defect Amount for such Oil and Gas Asset; or
(iii)    if and only if Buyer agrees to this remedy in its sole discretion, then the applicable Seller shall indemnify Buyer against all Losses resulting from such Title Defect with respect to such Oil and Gas Asset pursuant to an indemnity agreement prepared by such Seller in a form and substance reasonably acceptable to Buyer.
Notwithstanding the foregoing provisions of this Section 8.2(a), if Sellers’ Representative fails to elect a remedy prior to the Closing Date, Sellers’ Representative shall be deemed to have elected the remedy described in Section 8.2(a)(i). An election by Sellers’ Representative to cure a Title Defect shall be without prejudice to its rights under Section 8.3 and shall not constitute an admission against interest or a waiver of any Seller’s (or the Sellers’ Representative’s) rights to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action. If Sellers’ Representative elects to cure a Title Defect and (A) actually cures the Title Defect prior to the Closing, then the Oil and Gas Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or (B) does not cure the Title Defect prior to the Closing, unless such Seller has elected for Sellers’ Representative to exclude such Oil and Gas Asset in accordance with this Section 8.2, then such Seller shall nevertheless convey the affected Oil and Gas Asset to Buyer at Closing, and Buyer shall pay into the escrow account created pursuant to the Escrow Agreement (the “Defect Escrow Account”) an amount in cash equal to the alleged Title Defect Amount for such Oil and Gas Asset. Subject to the Parties’ rights to dispute Title Defect matters under Section 8.3, (1) if such Seller is able to cure (in whole or in part) a Title Defect within the Title Defect Cure Period, then within three Business Days of such cure, Buyer and Sellers’ Representative shall deliver documentation to the Escrow Agent required to release to Sellers’ Representative from the Defect Escrow Account an amount equal to the associated Title Defect Amount (or portion of such amount) for such cured Title Defect, and (2) if such Seller is not able to fully cure a Title Defect within the Title Defect Cure Period, then within three Business Days following the end of the Title Defect Cure Period, Buyer and Sellers’ Representative shall deliver documentation to the Escrow Agent required to release to Buyer and Sellers’ Representative, if applicable in the event of a partial cure, from the Defect Escrow Account an amount equal to the associated Title Defect Amount (or portion of such amount) for such Title Defect owing to such Party or Parties, as applicable.

8.3    Resolution of Disputed Title Defects.
(a)    Sellers’ Representative and Buyer shall in good faith attempt to agree on the existence and Title Defect Amount for all alleged Title Defects (i) prior to Closing or (ii) with respect to disputes over the adequacy of the Sellers’ post-Closing Date curative work, the end of the Title Defect Cure Period. Representatives of the Parties, knowledgeable in title matters, shall meet for this purpose. If a disputed Title Defect or Title Defect Amount cannot be resolved (x) prior to Closing or (y) with respect to disputes over the adequacy of Sellers’ post-Closing Date curative work, prior to the end of the Title Defect Cure Period, then in each case, any Party may submit any such disputed Title Defects or Title Defect Amounts to be finally decided by the Title Arbiter in accordance with the procedures set forth in Section 8.3(c) by providing a Notice to the other Party of such disputed Title Defects or Title Defect Amounts (a “Title Dispute Notice”) no later than ten Business Days following the Closing Date or the end of the Title Defect Cure Period, as applicable. If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 8.3(a), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.
(b)    If a disputed Title Defect or Title Defect Amount cannot be resolved prior to Closing, except as otherwise provided in this Agreement, the Oil and Gas Asset affected by such Title Defect shall, subject to the Sellers’ Representative’s right to exclude the affected Oil and Gas Assets under Section 8.2, nevertheless be conveyed to Buyer at the Closing and Buyer shall pay into the Defect Escrow Account an amount in cash equal to the alleged Title Defect Amount for such Oil and Gas Asset. No later than three Business Days following the final determination of any disputed Title Defect or Title Defect Amount by the Parties or by the Title Arbiter in accordance with the procedures set forth in Section 8.3, as applicable, the Parties shall deliver documentation to the Escrow Agent required to release from the Defect Escrow Account the amounts so determined to be owed to either Party with respect to such disputed matter, which amounts shall be subject to the Title De Minimis Amount and the Title Deductible.
(c)    If a Party validly submits a Title Dispute Notice under Section 8.3(a), then the Parties shall submit each such unresolved dispute to a neutral Third Party title attorney with at least ten years’ experience rendering oil and gas title opinions in the state in which the applicable Oil and Gas Assets are located (each such Person, a “Title Arbiter”). Unless otherwise agreed by the Parties, all disputed Title Defect matters shall be resolved by a single Title Arbiter pursuant to a single, consolidated arbitration Proceeding. The Title Arbiter(s) shall be selected by mutual agreement of the Parties, or absent such agreement, within ten Business Days of becoming aware that such agreement cannot be made as to the selection of a Title Arbiter, then the Parties shall each select a Third Party title attorney and such title attorneys together shall select such Title Arbiter, and if any Party does not select a title attorney within ten days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the Parties or their respective Affiliates during the ten-year period preceding the arbitration or have any financial interest in the dispute. Once appointed, the Title Arbiter shall have no ex parte communication with either Party regarding the determination of the underlying dispute. The place of arbitration shall be Dallas, Texas, and any arbitration Proceeding pursuant to this Section 8.3(c) shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 8.3(c). The Parties, within ten days after the Title Arbiter is appointed, shall submit written summaries of their positions regarding each disputed matter. The Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Title Defect Amount of a Title Defect, and may not award damages, interest or penalties to any Party or assess any other matter. The Parties shall instruct the Title Arbiter to, and such Title Arbiter shall, make a final determination of the existence, scope and Title Defect Amount of each Title Defect submitted to such Title Arbiter in accordance with the terms, guidelines and procedures set forth in this Agreement (which final determination shall be requested by the Parties to be delivered not more than 20 days following submission of such disputed matters), and such determination by the Title Arbiter shall not be subject to court review or otherwise appealable, absent manifest error. The Parties shall reasonably cooperate with each Title Arbiter during the term of its engagement. In deciding any matter, the Title Arbiter (i) shall be bound by the provisions of this Section 8.3 and the related definitions and (ii) shall choose either Sellers’ Representative’s position or Buyer’s position with respect to each matter addressed in a Title Dispute Notice. The cost of any arbitration (including the fees and expenses of the Title Arbiter) under this Section 8.3 shall be borne one-half by the Sellers and one-half by Buyer.
8.4    Title Defect Amounts; Limitations. The reduction in the Allocated Value of a Tract resulting from a Title Defect (the “Title Defect Amount”) shall be determined as follows:
(a)    if Buyer and the Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(b)    if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from such Seller’s interest in the affected Oil and Gas Asset;
(c)    if the Title Defect represents a discrepancy between (A) the actual NRAs for any Tract as to a particular Target Formation, and (B) the NRAs stated on Exhibit A-1 for such Tract at such Target Formation, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Tract at such Target Formation set forth on Exhibit A-1, multiplied by (y) a fraction (1) the numerator of which is the difference between (X) the NRAs for such Tract at such Target Formation as stated on Exhibit A-1, and (Y) the actual NRAs held by Sellers for such Tract at such Target Formation and (2) the denominator of which is the NRAs stated on Exhibit A-1 for such Tract at such Target Formation; provided that if the Title Defect does not affect the Tract throughout its entire productive life, the Title Defect Amount determined under this Section 8.4(c) shall be reduced to take into account the applicable time period only;
(d)    if the Title Defect represents a discrepancy between (A) the actual Net Revenue Interest for any Well and (B) the Net Revenue Interest set forth on Exhibit A-2 for such Well, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Well, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Net Revenue Interest set forth on Exhibit A-2 for such Well; provided that if the Title Defect does not affect the Well throughout its entire productive life, the Title Defect Amount determined under this Section 8.4(d) shall be reduced to take into account the applicable time period only;
(e)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Oil and Gas Asset of a type not described in clause (a), clause (b), clause (c) or clause (d) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Tract, the portion of such Tract adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Oil and Gas Asset, the values placed upon the asserted Title Defect by Buyer and Sellers’ Representative and such other factors as are necessary to make a proper evaluation;
(f)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Amount or adjustment to the Base Purchase Price under this Agreement;

(g)    in no event shall the total Title Defect Amounts related to a particular Tract exceed the Allocated Value of such Tract; and
(h)    notwithstanding anything in this Agreement to the contrary, there shall not be any adjustment to the Purchase Price and Buyer shall not be entitled to any further remedy under this Article 8 (i) with respect to any individual Title Defect having a Title Defect Amount less than $75,000 (the “Title De Minimis Amount”) and (ii) with respect to any Title Defects which exceed the Title De Minimis Amount, until the sum of all such Title Defect Amounts exceeds 2.0% of the Base Purchase Price, and then only to the extent such amounts (excluding all Title Defect Amounts (1) attributable to Title Defects cured by such Seller or (2) in respect of Oil and Gas Assets that are retained by such Seller pursuant to Section 8.2) actually exceed, in the aggregate, 2.0% of the Base Purchase Price (the “Title Deductible”). For the avoidance of doubt, if Sellers’ Representative elects to cure any Title Defect in accordance with Section 8.2, the Title Defect Amount relating to such Title Defect will not be counted towards the Title Deductible unless the applicable Seller is unable to cure such Title Defect during the Title Defect Cure Period. Nevertheless, Buyer shall pay such Title Defect Amount into the Defect Escrow Account in accordance with Section 8.2. For the avoidance of doubt, Title De Minimis Amount shall be applied on a Tract-by-Tract or Well-by-Well basis; provided, however, that if a single Title Defect affects more than one Tract or Well, the Title Defect Amount shall be deemed to meet the Title De Minimis Amount if the aggregate sum of the Title Defect Amounts for all Oil and Gas Assets affected by such single Title Defect, or such single event or condition resulting in the Title Defect, meets or exceeds the Title De Minimis Amount.
8.5    Title Benefits; Title Benefit Amounts.
(a)    Title Benefit Notice. If the Sellers or their Representatives discover any Title Benefit on or before the expiration of the Title Diligence Period, Sellers’ Representative shall deliver a Notice to Buyer as soon as practicable after such discovery, but in any case, prior to the expiration of the Title Diligence Period, which shall include (i) a description of the Title Benefit, (ii) the Oil and Gas Asset affected, (iii) the Allocated Value of the Tract containing such Oil and Gas Asset subject to such Title Benefit, (iv) supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (v) the amount by which such Seller reasonably believes the Allocated Value of each such Tract is increased by such Title Benefit, and the computations and information upon which such Seller’s belief is based to the extent in such Seller’s possession or reasonable control. Notwithstanding anything in this Agreement to the contrary, Sellers forever waive, and Buyer shall have no liability for, Title Benefits not asserted by a Notice meeting all of the requirements set forth in the preceding sentence on or before the expiration of the Title Diligence Period. If Buyer or its Representative discovers any Title Benefit on or before the expiration of the Title Diligence Period, Buyer shall, on or prior to the expiration of the Title Diligence Period, deliver to Sellers’ Representative a similar Notice with respect to each such Title Benefit discovered by Buyer or its Representatives.
(b)    Title Benefit Amount. With respect to each Oil and Gas Asset affected by a Title Benefit reported pursuant to this Agreement (or which Buyer should have reported pursuant to this Agreement), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Tract caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Amounts in accordance with the terms of Section 8.4(a) through (e), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer or Sellers’ Representative shall have the right to elect to have such Title Benefit Amount determined by a Title Arbiter pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 8.3, mutatis mutandis. Notwithstanding anything in this Agreement to the contrary, any Title Benefit Amounts shall only increase the Purchase Price to the extent such

Title Benefit Amounts offset Title Defect Amounts (if any) but shall not otherwise increase the Purchase Price to the extent that any Title Benefit Amount exceeds any Title Defect Amounts.
8.6    Termination Procedures. In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 9.1(g), Sellers or Buyer may, prior to giving effect to Section 9.1(g), as applicable, elect to submit all disputed Title Defects and Title Defect Amounts to the Title Arbiter in accordance with the procedures set forth in Section 8.3; provided that notwithstanding anything to the contrary in Section 8.3, such Proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.3(c) in respect of any disputed Title Defects and Title Defect Amounts asserted by Buyer in good faith would, when taken together with all other finally determined Title Defect Amounts, trigger the termination right under Section 9.1(g). For the avoidance of doubt, if the Sellers or Buyer elect to submit to the Title Arbiter in accordance with this Section 8.6, neither Party may terminate this Agreement pursuant to Section 9.1(g) until final resolution of such arbitration unless the termination right under Section 9.1(g) would otherwise apply solely by virtue of the exclusion of any Oil and Gas Asset pursuant to Section 8.2.
8.7    Consents. No later than five days after the Execution Date (and, with respect to any consent that is not set forth on Schedule 3.9, but is discovered by either Party after the Execution Date and before the Closing Date, within five Business Days of the discovery thereof), the Sellers shall promptly prepare and send notices to any Third Party holders (excluding Governmental Authorities, which are addressed elsewhere in this Agreement) of any consents to assignment of its interest in any Oil and Gas Assets requesting applicable consents that would be triggered by the transactions contemplated by this Agreement and of which any such Seller has Knowledge. Sellers’ Representative shall notify Buyer two days prior to Closing of all such consents that have not been granted (either through an affirmative denial or through Sellers not receiving a response from the holder of the applicable consent) and the Oil and Gas Assets to which they pertain. With respect to any Required Consent that is not obtained as of the Closing, (a) at Closing, the Conveyance Instrument shall exclude any Oil and Gas Asset subject to such unsatisfied Required Consent, (b) the Closing Payment shall be reduced by the Allocated Values of such Oil and Gas Assets excluded pursuant to this Section 8.7 and (c) Buyer shall pay into the Defect Escrow Account an amount equal to the Allocated Value of such excluded Oil and Gas Asset; provided that such Seller shall continue to use commercially reasonable efforts to obtain, and Buyer shall cooperate with such Seller’s efforts to obtain, any such unsatisfied Required Consent for a period of 120 days following the Closing. If such Seller obtains the consent or waiver of a Required Consent following the Closing during such 120-day period, then (i) Sellers’ Representative shall promptly notify Buyer, (ii) Buyer shall purchase, on or before ten days following receipt of such Notice, the applicable Oil and Gas Asset that was so excluded from the Oil and Gas Assets assigned to Buyer at Closing under the terms of this Agreement, and the Parties shall deliver documentation to the Escrow Agent to release to Sellers’ Representative from the Defect Escrow Account an amount equal to the Allocated Value of such excluded Oil and Gas Asset and (iii) such Seller shall assign to Buyer such excluded Oil and Gas Asset pursuant to an instrument in substantially the same form as the applicable Conveyance Instrument(s). If such Seller is not able to obtain the consent or waiver of any Required Consent during the 120-day period after Closing, then within three Business Days, then (A) the Parties shall deliver documentation to the Escrow Agent to release to Buyer from the Defect Escrow Account an amount equal to the Allocated Value of the affected excluded Oil and Gas Asset and (B) such excluded Conveyed Asset shall be deemed an Excluded Asset.
8.8    Acceptance of Title Condition; Sole and Exclusive Remedy. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE INSTRUMENTS, BUYER REPRESENTS AND WARRANTS THAT IT HAS FULLY INSPECTED THE CONVEYED ASSETS AND UPON CLOSING, BUYER WILL ACCEPT THE CONVEYED ASSETS AT

CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY THE SELLERS WITH RESPECT TO THE SELLERS’ TITLE AND RIGHTS TO THE CONVEYED ASSETS AND OTHERWISE IN CONNECTION WITH TITLE MATTERS TO THE CONVEYED ASSETS ARE SET FORTH IN THIS ARTICLE 8 OR THE CONVEYANCE INSTRUMENT, AND BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO TITLE TO THE CONVEYED ASSETS (A) PRIOR TO THE CLOSING, SHALL BE AS SET FORTH IN THIS ARTICLE 8 AND (B) FROM AND AFTER THE CLOSING, SHALL BE, SUBJECT TO ANY LIMITATIONS CONTAINED IN THIS AGREEMENT, PURSUANT TO THE CONTRACTUAL SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE INSTRUMENT; PROVIDED THAT BUYER’S RECOVERY UNDER ANY CLAIM UNDER THE SPECIAL WARRANTY OF DEFENSIBLE TITLE CONTAINED IN THE CONVEYANCE INSTRUMENT SHALL IN NO EVENT EXCEED THE ALLOCATED VALUE OF THE AFFECTED CONVEYED ASSET.
ARTICLE 9
Termination
9.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned:
(a)    by the mutual consent of Buyer and Sellers’ Representative as evidenced in writing signed by the Buyer and Sellers’ Representative;
(b)    by Buyer, upon Notice to Sellers’ Representative, if there has been a material breach by the Sellers of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to consummate the transactions contemplated by this Agreement set forth in Section 7.1 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by such Sellers within ten days after delivery of a Notice of such breach from Buyer;
(c)    by Sellers’ Representative, upon Notice to Buyer, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement set forth in Section 7.2 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within ten days after delivery of a Notice of such breach from Sellers’ Representative;
(d)    by either Buyer or Sellers’ Representative, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(e)    by either Buyer or Sellers’ Representative, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by December 1, 2023 (the “Outside Date”);
(f)    by Seller’s Representative at any time after the day that is two Business Days following the Execution Date, if Buyer has not delivered the Performance Deposit into the escrow account contemplated by the Escrow Agreement prior to Seller Representative’s delivery of a termination notice pursuant to this Section 9.1(f); or
(g)    subject to Section 8.6, (i) by Sellers’ Representative, upon Notice to Buyer, if the aggregate adjustments to the Closing Payment pursuant to Section 2.3(c) and Section 2.3(d) exceed 15% of the Base Purchase Price and (ii) by Buyer, upon Notice to Sellers’ Representative, if the aggregate adjustments to the Closing Payment pursuant to Section 2.3(c) and Section 2.3(d) exceed 15% of the Base Purchase Price.
Notwithstanding the foregoing provisions of this Section 9.1, (x) Buyer may not terminate this Agreement under Section 9.1(b) or Section 9.1(e) at any time when Buyer is in material breach of this Agreement, (y) Sellers’ Representative may not terminate this Agreement under Section 9.1(c) at any time when the Sellers are in material breach of this Agreement, and (z) solely during the period ending on the 30th day following the Outside Date, Sellers’ Representative may not terminate this Agreement under Section 9.1(e) at any time when the Sellers are in material breach of this Agreement.
9.2    Effect of Termination. In the event of any termination of this Agreement, other than as set forth in this Section 9.2, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 9.2, Section 5.4 and Article 11 shall survive the termination of this Agreement, along with defined terms in Section 1.1 to the extent applicable to such provisions, and shall be enforceable by the Parties) and (b) there shall be no liability or obligation on the part of Buyer or the Sellers to any other Party with respect to this Agreement.
9.3    Remedies for Termination.
(a)    If (i)(A) Sellers’ Representatives have the right to terminate this Agreement pursuant to Section 9.1(c), or (B) either Party has the right to terminate this Agreement under Section 9.1(e) if, at such time, Sellers’ Representative could have terminated this Agreement under Section 9.1(c) (without regard to any cure periods contemplated in Section 9.1(c)); and (ii) the Sellers have performed or are ready, willing and able to perform all of their respective agreements and covenants contained in this Agreement which are to be performed or observed at or prior to Closing, then Sellers’ Representative shall have the right to elect to (1) terminate this Agreement, in which case the Parties shall execute and deliver a joint instruction to Escrow Agent within three (3) Business Days of such termination requiring Escrow Agent to disburse the Performance Deposit (together with any interest accrued thereon) to Sellers’ Representative as liquidated damages and not as a penalty, or (2) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance; provided that if Sellers’ Representative seeks specific performance pursuant to the preceding clause (2) but is unable to recover therefor from a court of competent jurisdiction, Sellers’ Representative may thereafter elect to terminate this Agreement and receive the Performance Deposit (together with any interest accrued thereon) as liquidated damages pursuant to clause (1). Upon such termination, each Seller shall be free immediately to enjoy all rights of ownership of the Conveyed Assets and to sell, transfer, encumber or otherwise dispose of the Conveyed Assets to any Person without any restriction under this Agreement. Buyer waives any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of the Sellers, and Buyer agrees not to challenge any such equitable relief sought in accordance with this Section 9.3(a). The Parties agree that, should Sellers’ Representative elect the option in clause (1) of this Section 9.3(a) the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by such Sellers.

(b)    If (i)(A) Buyer has the right to terminate this Agreement under Section 9.1(b), or (B) either Party has the right to terminate this Agreement under Section 9.1(e) if, at such time, Buyer could have terminated this Agreement under Section 9.1(b) (without regard to any cure periods contemplated in Section 9.1(b)); and (ii) Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained in this Agreement which are to be performed or observed at or prior to Closing, then Buyer shall have the right to elect to (1) terminate this Agreement, in which case (A) the Parties shall execute and deliver a joint instruction to Escrow Agent within three (3) Business Days of such termination requiring Escrow Agent to disburse the Performance Deposit (together with any interest accrued thereon) to Buyer and (B) Buyer may recover from Sellers its documented out-of-pocket costs and expenses paid in connection with the negotiation of this Agreement and the transactions contemplated hereby, including brokers’, agents’, advisors’ and attorneys’ fees in an amount not the exceed the amount of the Performance Deposit, or (2) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance; provided that if Buyer seeks specific performance pursuant to the preceding clause (2) but is unable to recover therefor from a court of competent jurisdiction, Buyer may thereafter elect to terminate this Agreement and receive the Performance Deposit (together with any interest accrued thereon). Sellers waive any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of Buyer, and Sellers agree not to challenge any such equitable relief sought in accordance with this Section 9.3(b).
(c)    If this Agreement is terminated for any reason other than those set forth in Section 9.3(a) and Section 9.3(b), then (i) the Parties shall have no liability or obligation under this Agreement as a result of such termination, (ii) Sellers’ Representative shall, within five Business Days of the date this Agreement is terminated, return the Performance Deposit (together with any accrued interest) to Buyer free and clear of any claims by the Sellers with respect to the Performance Deposit, and (iii) the Sellers shall be free immediately to enjoy all rights of ownership of the Conveyed Assets and to sell, transfer, encumber or otherwise dispose of the Conveyed Assets to any Person without any restriction under this Agreement.
(d)    Upon termination of this Agreement, (i) Buyer shall return to Sellers’ Representative or destroy (at Buyer’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Sellers’ Representative to Buyer in connection with its due diligence investigation of the Conveyed Assets and (ii) an officer of Buyer shall certify Buyer’s compliance with preceding Section 9.3(d)(i) to the Sellers in writing.
ARTICLE 10
Assumed Obligations; Indemnification
10.1    Assumed Obligations. Subject to and without limiting the remainder of this Article 10, upon the consummation of Closing (a) Buyer assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities, known or unknown, arising from, based upon, or related to the Conveyed Assets (including the ownership or operation of the Conveyed Assets), whether arising before, on or after the Effective Time, in each case, other than the Retained Obligations (solely attributable to the period prior to the Indemnity Escrow Termination Date) or applicable to the Excluded Assets (collectively, the “Assumed Obligations”); provided, however, and for the avoidance of doubt, Buyer shall not assume and the Assumed Obligations shall not include any Seller Taxes or Retained Obligations (except that, following the expiration of the Indemnity Escrow Termination Date, the Retained Obligations shall be deemed included in the Assumed Obligations); and (b) each Seller assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities known or unknown, arising from, based upon, related to or associated with the Retained Obligations (solely attributable to the period prior to the Indemnity Escrow Termination Date) or the Excluded Assets.
10.2    Sellers’ Indemnification. Upon the consummation of the Closing, each Seller solely and severally as to itself and not jointly with any other Seller, agrees to pay, defend, indemnify, reimburse and hold harmless Buyer, its Affiliates and its and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Buyer Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following, to the extent related to the Conveyed Assets:
(a)    any breach of or default in any representation or warranty of such Seller set forth in Article 3;
(b)    failure by such Seller to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Article 9 of this Agreement;
(c)    Seller Taxes;
(d)    any of the Excluded Assets held by such Seller; and
(e)    any of the Retained Obligations.
10.3    Buyer’s Indemnification. Upon the consummation of the Closing, Buyer agrees to pay, defend, indemnify, reimburse and hold harmless the Sellers, their Affiliates and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Seller Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following:
(a)    any breach of or default in any representation or warranty of Buyer set forth in this Agreement;
(b)    any failure by Buyer to perform any covenant or obligation set forth in this Agreement, which is not cured as provided in Article 9 of this Agreement; and
(c)    any of the Assumed Obligations.
10.4    Indemnification Procedures.
(a)    If a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) has suffered or incurred any Loss and seeks indemnification under this Article 10, the Indemnified Party shall so notify the Party from whom indemnification is sought (such Party, the “Indemnifying Party”) promptly in writing describing the event giving rise to such Loss, the basis upon which indemnification is being sought under this Agreement, the amount estimated of such Loss (if known or reasonably capable of estimation), and a method of computation of such Loss, all with reasonable particularity and containing a reference to one or more provisions of this Agreement in respect of such Loss (the “Indemnification Notice”); provided that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period.

(b)    In the event that any claim, demand, or cause of action is brought by a Third Party for which an Indemnifying Party may be liable to an Indemnified Party under this Agreement or any Proceeding is commenced by a Third Party involving such claim, demand or cause of action (a “Third Party Claim”), the Indemnified Party shall promptly, and in any event if practicable within 30 days after receiving written notice of such Third Party Claim, deliver to the Indemnifying Party an Indemnification Notice informing the Indemnifying Party of such Third Party Claim (the “Claim Notice”). The failure of any Indemnified Party to deliver a Claim Notice promptly shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period. The Indemnifying Party shall have 30 days (or such shorter period if the nature of the claim so requires) from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, by counsel of its own choosing, to defend against such Third Party Claim at its sole cost and expense. If the Indemnifying Party undertakes to defend against such Third Party Claim (which undertaking shall not constitute an admission or agreement that the Indemnifying Party is obligated to indemnify the Indemnified Party under this Agreement in respect of such matter): (A) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnifying Party shall keep the Indemnified Party reasonably informed of the material developments in the Third Party Claim at all stages therefor and promptly submit to the Indemnified Party copies of all legal documents received or filed in connection therewith and (C) the Indemnifying Party shall not consent to any settlement without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) that (1) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or (2) imposes an injunction or other equitable relief upon the Indemnified Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Third Party Claim that the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense, and settlement of such Third Party Claim (but shall not be required to bring counter-claims or cross-claims against any Person). The applicable Indemnified Parties shall collectively be entitled to participate in any such defense with one separate counsel (plus one appropriate local counsel in any applicable jurisdiction) reasonably acceptable to Indemnifying Party at the expense of Indemnifying Party if in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary. Notwithstanding anything to the contrary in this Section 10.4, the Indemnifying Party shall not be entitled to defend, assume or continue to assume the defense or settlement or, or to consent to the settlement or compromise of, any Third Party Claim (which in each case, shall be controlled solely by the Indemnified Party unless otherwise consented to in writing by the Indemnified Party) if (x) the claim seeks injunctive or equitable relief against the Indemnified Party or (y) the claim relates to a criminal action or involves claims by a Governmental Authority.
(c)    If the Indemnifying Party does not undertake within the Notice Period to assume the defense of any such Third Party Claim, the Indemnifying Party shall nevertheless have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of such Third Party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement, compromise, discharge or any Proceeding that is entered into without its prior consent. The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other Representatives, all information and documents (at no cost to the Indemnifying Party, other than for reasonable out-of-pocket expenses of the Indemnified Party) that are reasonably available to such party and reasonably required in connection with the defense against a Third Party of any indemnification claim brought under this Article 10 (but excluding any documents subject to attorney-client privilege or relating to any dispute between the Parties as to the availability of indemnification under this Agreement). The Indemnified Party, the Indemnifying Party and each of their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.
(d)    Buyer and each of the Sellers agree to treat any indemnity payments made pursuant to this Article 10 as adjustments to the Purchase Price for U.S. federal and applicable state income Tax purposes except to the extent otherwise required by Law.
(e)    Any indemnification with respect to any claim pursuant to this Article 10 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the applicable indemnitee within ten Business Days after a final determination of such claim.
(f)    To the extent the provisions of this Section 10.4 are inconsistent with Section 6.7, Section 6.7 shall control.
10.5    Certain Limitations on Indemnity Obligations.
(a)    Except for breaches of the Fundamental Representations, the representations and warranties set forth in Section 3.5 and any indemnification rights related to such representations and warranties, breaches of the covenants in Article 6 and Seller Taxes, no individual claim of Buyer or the Buyer Indemnified Parties pursuant to Section 10.2 shall be made under this Agreement until such individual claim exceeds an amount equal to $100,000 (the “Individual Claim Threshold”), and then only to the extent the aggregate amount of such claims in excess of the Individual Claim Threshold exceeds 2% of the unadjusted Purchase Price (the “Indemnity Deductible”). Except for breaches of the Fundamental Representations or the representations and warranties set forth in Section 3.5 and any indemnification rights related to such representations and warranties, breaches of the covenants in Article 6 or Seller Taxes, if the total amount of all of Buyer’s or the Buyer Indemnified Parties’ individual claims which exceed the Individual Claim Threshold exceed the Indemnity Deductible, then such Seller’s obligations under Section 10.2 shall be limited to the amount by which the aggregate amount of such individual claims which exceed the Individual Claim Threshold exceeds the Indemnity Deductible.
(b)    Except for breaches of the representations and warranties set forth in Section 3.5 and any indemnification rights related to such representations and warranties, breaches of the covenants in Article 6 and Seller Taxes, in no event will a Seller’s aggregate liability under Section 10.2 exceed 15% of such Seller’s Proportionate Share of the Base Purchase Price. With respect to breaches of the representations and warranties set forth in Section 3.5 and any indemnification rights related to such representations and warranties, breaches of the covenants in Article 6 and Seller Taxes, in no event will a Seller’s aggregate liability under Section 10.2 exceed such Seller’s Proportionate Share of the Base Purchase Price.
(c)    The amount of any indemnification provided under Section 10.2 and Section 10.3 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies.
(d)    Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Article 8 and Article 9, as applicable, and without limiting the special warranty of Defensible Title in the Conveyance Instrument, this Article 10 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at the Closing pursuant to Section 2.6(a)(iv) or Section 2.6(c)(v), as applicable, including all Losses relating to title matters (including any Title Defects). Except for the remedies contained in this Article 10 and for the rights of the Parties under Article 8 and Article 9, as applicable, and without limiting the special warranty of Defensible Title in the Conveyance Instrument, Buyer (on behalf of itself, each of the other Buyer Indemnified Parties and their respective insurers and successors in interest) releases, waives, remises and forever discharges the Seller Indemnified Parties from any and all Losses, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement or each Seller’s ownership of the Conveyed Assets, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.
(e)    Notwithstanding anything stated in this Agreement to the contrary, (i) the Sellers will not have any liability to Buyer or Buyer Indemnified Parties and Buyer will not have any liability to the Sellers or Seller Indemnified Parties under this Article 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement; and (ii) the Sellers will not have any liability to Buyer or Buyer Indemnified Parties if Buyer had actual Knowledge of such breach prior to Buyer’s execution and delivery of this Agreement.
(f)    Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled must be asserted by and through the Sellers or Buyer, as applicable.
(g)    No Seller shall be liable for any claim with respect to any breach by such Seller of any representation or warranty set forth in Section 3.5 to the extent the applicable Losses are attributable to any Tax allocable to Buyer under Section 6.2 (except for any penalties, interest or additions to Tax imposed with respect to such Tax as a result of such breach).
10.6    Extent of Indemnification. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF SECTION 10.2 OR SECTION 10.3, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON; PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.
10.7    Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) each Seller’s Fundamental Representations shall survive the Closing for three years; (b) each Seller’s representations and warranties in Section 3.5 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; (c) all of the Sellers’ representations and warranties other than Fundamental Representations and the representations and warranties in Section 3.5 shall survive the Closing for twelve months (except for Sellers’ representations and warranties in Section 3.13, which shall terminate at, and not survive, the Closing); (d) Buyer’s representations and warranties shall survive the Closing indefinitely; (e) all covenants and agreements of the Parties in Article 6 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; and (f) all other covenants and agreements of the Parties (i) that are required to be performed at or prior to Closing shall survive the Closing for 12 months and (ii) that are required to performed after the Closing shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date prescribed in this Agreement. The indemnities in Section 10.2(c) shall survive the Closing until 30 days after the expiration of the applicable statute of limitations. The indemnities in Section 10.2(d) shall survive Closing for 12 months. The indemnities in Section 10.2(e) shall survive Closing until the Indemnity Escrow Termination Date. The indemnities in Section 10.3(c) shall survive from and after the Closing without time limit. All indemnities in this Agreement other than those in Section 10.3(c) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to the indemnification for the breach of such representation, warranty, covenant or agreement (as specified in this Agreement), in each case, except as to matters for which a written claim for indemnity has been delivered to the indemnifying Person in accordance with this Agreement on or before such termination date. The special warranty of Defensible Title in the Conveyance Instrument will survive the Closing for twelve months.
10.8    Waiver of Right to Rescission. The Parties acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, following Closing, the Parties each waive any right to rescind this Agreement or any of the transactions contemplated by this Agreement.
10.9    Disclaimer of Reliance on Sellers’ Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from the Sellers’ methodologies for the determination and reporting of any Asset Taxes that were utilized on any Tax Return filed prior to the Closing Date for purposes of calculating and reporting Asset Taxes on any Tax Return filed on or after the Closing Date, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.
10.10    Indemnity Escrow. In the event Closing occurs, the Performance Deposit shall be maintained in the Escrow Account (as defined in the Escrow Agreement) in order to provide security for Sellers’ indemnification obligations under this Agreement and Seller’s special warranty of Defensible Title granted in the Conveyance Instrument (the “Indemnity Escrow”). The Indemnity Escrow shall be held by Escrow Agent and disbursed by Escrow Agent after the Closing in accordance with this Section 10.10 and the Escrow Agreement. With respect to each claim for indemnification asserted in good faith by Buyer against Sellers pursuant to Section 10.2 or special warranty claim asserted in good faith by Buyer pursuant to any Conveyance Instrument (any such claim a “Indemnity Claim”) during the period from and after the Closing Date up to December 29, 2023 (the “Indemnity Escrow Termination Date”), upon final resolution or determination of such Indemnity Claim by the Parties or in accordance with Section 10.4 or other determination that an amount is payable to Buyer pursuant to the terms of this Agreement, Buyer and Sellers shall jointly instruct Escrow Agent to disburse to Buyer the amount set forth in such joint instruction, which will be that portion of the Indemnity Escrow being held in the Escrow Account (as defined in the Escrow Agreement) as would satisfy such finally resolved or determined Indemnity Claim. On the Indemnity Escrow Termination Date,

Sellers shall be entitled to receive the Indemnity Escrow balance as of such time, less any amounts necessary to satisfy unresolved Indemnity Claims made by Buyer in good faith prior to the Indemnity Escrow Termination Date, and such amount shall be automatically distributed to Sellers pursuant to the terms of the Escrow Agreement (and Buyer and Sellers shall jointly instruct Escrow Agent to take any necessary actions in order to accomplish the foregoing). If there are remaining amounts due by Sellers to Buyer pursuant to an Indemnity Claim after the Indemnity Escrow balance is exhausted, then such amounts shall be promptly paid to Buyer by Sellers as they are agreed by the Parties or finally determined in accordance with the terms of this Agreement. To the extent that Buyer asserts an Indemnity Claim, Buyer shall pursue such claims against the Indemnity Escrow first, and Sellers shall not have any personal liability for such claims unless and until the Indemnity Escrow is exhausted, and then only as further limited in accordance with the terms of this Agreement.
ARTICLE 11
Other Provisions
11.1    Sellers’ Representative.
(a)    Each Seller irrevocably constitutes and appoints Saxum Asset Holdings, LP (“Sellers’ Representative”) as each such Seller’s true and lawful attorney-in-fact and agent and authorizes Sellers’ Representative to act for such Seller in such Seller’s name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done in connection with this Agreement, the Transaction Documents, and the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including taking any and all action on behalf of such Seller from time to time as contemplated under this Agreement. Each Seller acknowledges and agrees that, upon execution of this Agreement, upon any delivery by Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by Sellers’ Representative, such Seller will be bound by such documents or action as if such Seller had executed and delivered such documents on behalf of itself. Each Seller acknowledges and agrees that the delivery of any notice or making of any communication by Buyer to Sellers’ Representative will be effective as fully as if such notice or communication was delivered or made to such Seller.
(b)    Each Seller agrees that Buyer will be entitled to rely fully on Sellers’ Representative and any action taken by Sellers’ Representative, on behalf of Sellers, pursuant to this Section 11.1, and that each such action will be binding on each Seller as fully as if such Seller had taken such action, and will not be responsible or liable for any errors or omissions that may be set forth in any Closing Statement or any document containing account and wire transfer information of any Seller.
(c)    Sellers’ Representative will not be liable to the Sellers for any action taken by Sellers’ Representative in good faith in the absence of gross negligence or willful misconduct. Each Seller who has not served in the capacity of the Sellers’ Representative will indemnify Sellers’ Representative from any Losses arising out of service in its capacity as Sellers’ Representative under this Agreement or any of the Transaction Documents, except to the extent such Losses are incurred due to the gross negligence, intentional misconduct or bad faith of Sellers’ Representative. Sellers’ Representative is serving in such capacity solely for purposes of administrative convenience and is not personally liable in such capacity for any of the obligations of the Sellers under this Agreement. Buyer agrees, on behalf of itself and its Affiliates, not to look to the assets of Sellers’ Representative, in such Seller’s capacity as Sellers’ Representative, for the satisfaction of any obligations of any Seller under this Agreement. In no event will Sellers’ Representative be liable to any Seller for indirect, punitive, special or consequential damages.

11.2    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (“Notices”) and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt during normal business hours on a Business Day (otherwise, on the next Business Day), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by Notice in writing to the other Party):
If to Buyer, to:

Viper Energy Partners LLC
500 W. Texas Ste. 100
Midland, Texas 79701
Email:     kvanthof@diamondbackenergy.com; agilfillian@diamondbackenergy.com
Attention: Kaes Van’t Hof; Austen Gilfillian

With copies (which shall not constitute notice) to:
Viper Energy Partners LLC
500 W. Texas Ste. 100
Midland, Texas 79701
Attn: Matthew Zmigrosky
Email: mzmigrosky@diamondbackenergy.com

and
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
E-mail: jgoodgame@akingump.com; sboone@akingump.com
Attention: John Goodgame; Stephen Boone

If to Sellers, to Sellers’ Representative:
Saxum Asset Holdings, LP
5956 Sherry Lane, Suite 1221
Dallas, TX 75225
E-mail: celliott@grpenergycap.com; ken@grpenergycap.com
Attention: Chris Elliott and Ken Willey
With a copy (which shall not constitute notice) to:
Warwick Capital Partners LLP
86 Duke of York Square
London
SW3 4LY
United Kingdom
E-mail: james.cheeseman@warwickcap.com
Attention: James Cheeseman

Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attn: Thomas K. Laughlin, P.C.; William C. Eiland II
E-mail: thomas.laughlin@kirkland.com; william.eiland@kirkland.com
11.3    Assignment. Neither Party shall assign this Agreement or any part of this Agreement without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
11.4    Rights of Third Parties. Except as expressly provided in the following sentence, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. Further, (a) the Nonparty Affiliates are intended Third Party beneficiaries of Section 11.15, (b) the Buyer Indemnified Parties are intended Third Party beneficiaries of Section 10.2 and (c) the Seller Indemnified Parties are intended Third Party beneficiaries of Section 10.3.
11.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies of or signatures on this Agreement shall, for all purposes, be deemed originals.
11.6    Entire Agreement. This Agreement (together with the schedules attached to this Agreement, the Disclosure Schedule and exhibits to this Agreement), the Conveyance Instrument, the Confidentiality Agreement, and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing (collectively, the “Transaction Documents”), constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated by this Agreement. The provisions of this Agreement, the Confidentiality Agreement, and (when executed) the other Transaction Documents may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth in this Agreement, the Confidentiality Agreement, and (when executed) the other Transaction Documents.
11.7    Disclosure Schedules.
(a)    Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by such Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of each Seller or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is apparent on its face.

(b)    Until the date that is two Business Days before Closing, Sellers’ Representative shall have the right (but not the obligation) to supplement the Disclosure Schedule relating to the representations and warranties set forth in Article 3 with respect to any matters first occurring subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s written consent pursuant to Section 5.1, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.1 or for determining any remedies available under this Agreement; provided, however, that if the information contained in any supplement would result in the failure of the conditions set forth in under Section 7.1 to be satisfied at Closing, and Buyer could otherwise terminate this Agreement in respect of such failure but instead elects to consummate the transactions contemplated by this Agreement, then (a) such supplements shall be incorporated into Sellers’ Disclosure Schedules, (b) any claim related to such matters disclosed in the supplements shall be deemed waived, and (c) Buyer shall not be entitled to make a claim under this Agreement or otherwise with respect to such matters disclosed in the supplements.
11.8    Several Liability. Each Seller shall be severally liable for the full performance of all of such Seller’s obligations under this Agreement.
11.9    Amendments; Waiver. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party. Any failure by any Party to comply with any of its obligations, agreements or conditions in this Agreement may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party or the other Party’s default under this Agreement will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.
11.10    Publicity. If any Party or any of its Affiliates wishes to make a press release or other public announcement respecting entering into this Agreement or the transactions contemplated hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review as soon as practicable, and in any event, prior to the time that such press release or other public announcement is to be made. The proposing Party agrees to consider reasonable changes to such proposed press release or announcement requested in good faith by the receiving Party. Notwithstanding anything to the contrary in the Confidentiality Agreement, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), no Party shall issue any press release or make any public announcement pertaining to this Agreement or the transactions contemplated by this Agreement or otherwise disclose the existence of this Agreement and the transactions to any Third Party, except (a) to the extent deemed in good faith by such disclosing Party to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall consult in good faith with the other Party before issuing any such press releases or making any such public announcements or disclosures, (b) in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, (c) to the extent such information has entered the public domain other than by breach of this Agreement and (d) that each Party may disclose the terms of this Agreement to their respective accountants, investors, Affiliates, advisors legal counsel, lenders, lenders’ legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such Persons agree to keep the terms of this Agreement strictly confidential. This Section 11.10 shall not prevent a Party from recording the Conveyance Instruments delivered at the Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the

Conveyed Assets or to obtain consents. The covenant set forth in this Section 11.10 shall terminate 1 year after the Closing Date.
11.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
11.12    Governing Law; Jurisdiction; Jury Waiver. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT ANY MATTER RELATED TO REAL PROPERTY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE IN ANY STATE OR FEDERAL COURT IN DALLAS COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY FURTHER AGREES THAT IT SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 11.12. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.13    Waiver of Special Damages. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY “SPECIAL DAMAGES” (AS DEFINED BELOW). AS USED IN THIS SECTION 11.13, “SPECIAL DAMAGES” INCLUDES ALL CONSEQUENTIAL (INCLUDING LOSS OF PROFITS OR LOSS OF REVENUE TO THE EXTENT CONSTITUTING CONSEQUENTIAL DAMAGES), EXEMPLARY, SPECIAL, INDIRECT AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH EITHER PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO THE OTHER PARTY OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.
11.14    Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as set forth in this Agreement. In furtherance of the foregoing, each Party waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth in this Agreement), or on any equitable grounds. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Without limiting the foregoing, time is of the essence in this Agreement.
11.15    No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated by this Agreement, may be made only against (and such representations and warranties are those solely of) the Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated by this Agreement, and, to the maximum extent permitted by Law, each Contracting Party agrees to waive and release all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement. Notwithstanding anything in this Agreement to the contrary, each Nonparty Affiliate is expressly intended to be a third-party beneficiary with respect to this Section 11.15.
11.16    NORM, Wastes and Other Substances. Buyer acknowledges that the Conveyed Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Conveyed Assets or associated with the Conveyed Assets. Sites included in the Conveyed Assets may contain asbestos, naturally occurring radioactive materials (“NORM”) or other hazardous or toxic materials, substances or wastes. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Conveyed Assets may contain NORM and other hazardous or toxic materials, substances or wastes. NORM containing material and/or other hazardous or toxic materials, substances or wastes may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other hazardous or toxic materials, substances or wastes from the Conveyed Assets.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES TO FOLLOW.]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the Execution Date.
SELLERS:
ROYALTY ASSET HOLDINGS, LP

Acting by its general partner,
Royalty Asset Holdings, GP LLC

By: /s/ Ralph Woodford
Name:    Ralph Woodford
Title:    Manager
ROYALTY ASSET HOLDINGS II, LP

Acting by its general partner,
Warwick Royalty & Mineral Fund II GP Limited

By: /s/ Ralph Woodford
Name:    Ralph Woodford
Title:    Director
SAXUM ASSET HOLDINGS, LP

Acting by its general partner,
Warwick Royalty & Mineral Fund III GP Limited

By: Ralph Woodford
Name:    Ralph Woodford
Title:    Director
Signature Page to Purchase and Sale Agreement

BUYER:
VIPER ENERGY PARTNERS LLC
/s/ Matthew Kaes Van’t Hof
Name:    Matthew Kaes Van’t Hof
Title:    President

PARENT:
VIPER ENERGY PARTNERS LP
By: Viper Energy Partners GP LLC, its general partner
/s/ Matthew Kaes Van’t Hof
Name:    Matthew Kaes Van’t Hof
Title:    President

Signature Page to Purchase and Sale Agreement